UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-12

Hersha Hospitality Trust
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HERSHA HOSPITALITY TRUST

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 24, 2012

The 2012 annual meeting of shareholders of Hersha Hospitality Trust (the “Company”) will be held at the Sheraton Wilmington South Hotel, 365 Airport Road, New Castle, Delaware 19720 on May 24, 2012, at 12:00 p.m., Eastern Time, for the following purposes:

1.	To elect five Class I Trustees to the Board of Trustees.

2.	To approve on an advisory basis the compensation of the Company’s named executive officers.

3.	To ratify the appointment of KPMG LLP as the Company’s independent auditors.

4.	To transact such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

Only holders of record of the Company’s common shares as of the close of business on the record date, March 30, 2012, and their legal proxy holders, are entitled to notice of, and to vote at, the annual meeting.

The 2012 proxy statement is attached to this notice. The 2012 proxy statement and other materials for the annual meeting, including the 2011 annual report to shareholders, are available on the Company’s website, www.hersha.com, and at www.proxyvote.com.

Whether or not you plan to attend the annual meeting, it is important that your common shares are represented and voted at the annual meeting.  You may authorize your proxy over the Internet or by telephone as described on the proxy card accompanying this notice and the attached proxy statement.  Alternatively, you may authorize your proxy by signing and returning the proxy card in the enclosed envelope.  You may revoke your proxy and vote in person at the annual meeting by (1) executing and submitting a later dated proxy card that is received prior to May 24, 2012, (2) subsequently authorizing a proxy over the Internet or by telephone, (3) sending a written revocation of your proxy to the Company’s Corporate Secretary at its principal executive offices or (4) attending the annual meeting and voting in person.

By Order of the Board of Trustees,

/s/ David L. Desfor

David L. Desfor
Corporate Secretary

44 Hersha Drive
Harrisburg, Pennsylvania 17102
April 20, 2012

HERSHA HOSPITALITY TRUST
44 Hersha Drive
Harrisburg, Pennsylvania 17102

2012 PROXY STATEMENT

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE 2012 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 24, 2012:

This proxy statement and the 2011 annual report to shareholders are available on Hersha Hospitality Trust’s website, www.hersha.com, and at www.proxyvote.com.  Information on or connected to these websites is not deemed to be a part of this proxy statement.

THE PROXY SOLICITATION

This proxy statement is provided in connection with the solicitation of proxies by the Board of Trustees of Hersha Hospitality Trust (the “Company”) for use at the 2012 annual meeting of shareholders to be held at the Sheraton Wilmington South Hotel, 365 Airport Road, New Castle, Delaware 19720 on May 24, 2012 and at any adjournment or postponement thereof.  The mailing address of the Company’s principal executive office is 44 Hersha Drive, Harrisburg, Pennsylvania 17102.  The Company’s proxy materials, including the notice of the annual meeting, this proxy statement, the proxy card and the 2011 annual report to shareholders, are first being mailed to the Company’s shareholders on or about April 20, 2012.

Solicitation of Proxies

The solicitation of proxies is being made primarily by the use of standard mail.  The cost of preparing and mailing this proxy statement and accompanying proxy materials, and the cost of any supplementary proxy solicitations, which may be made by mail, telephone or personally by the Company’s trustees, executive officers and employees, will be borne by the Company.  No person is authorized to give any information or to make any representation not contained in this proxy statement and, if given or made, such information or representation should not be relied upon as having been authorized by the Company.  This proxy statement does not constitute the solicitation of a proxy, in any jurisdiction, from any person to whom it is unlawful to make such solicitation in such jurisdiction.  The delivery of this proxy statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of the proxy statement.

How To Vote; Revocability of Proxy

You may authorize your proxy over the Internet (at www.proxyvote.com), by telephone (at 1-800-690-6903) or by executing and returning the proxy card accompanying this proxy statement.  Once you authorize a proxy, you may revoke that proxy by (1) executing and submitting a later-dated proxy card prior to May 24, 2012, (2) subsequently authorizing a proxy over the Internet or by telephone, (3) sending a written revocation of your proxy to the Company’s Corporate Secretary at its principal executive offices, or (4) attending the annual meeting and voting in person.

Attending the annual meeting without submitting a new proxy or voting in person will not automatically revoke the prior authorization of your proxy.  Only the last vote of a shareholder will be counted.

If you hold the Company’s common shares in “street” name (i.e., through a bank, broker or other nominee), you will receive instructions from your bank, broker or nominee that you must follow in order to give them your voting instructions, or you may contact your nominee directly to request these instructions.

Shareholders Entitled To Vote

Only holders of record of the Company’s common shares at the close of business on the record date, March 30, 2012, and their legal proxy holders, are entitled to notice of, and to vote at, the annual meeting.  On the record date, there were 173,299,736 common shares outstanding.  Each shareholder of record is entitled to one vote per common share. Cumulative voting is not permitted in the election of Class I Trustees.

Attending the Annual Meeting In Person

If you would like to attend the annual meeting in person, you will need to bring an account statement or other evidence acceptable to the Company of ownership of your common shares as of the close of business on the record date.  If you hold common shares in “street” name and wish to vote in person at the annual meeting, you will need to contact your broker, bank or nominee and obtain a written proxy from them and bring it to the annual meeting.

Quorum

The Company’s Bylaws provide that the holders of a majority of the outstanding common shares as of the close of business on the record date present in person or by proxy constitutes a quorum for the transaction of business at the annual meeting.  As of March 30, 2012, there were 173,299,736 common shares outstanding.

Vote Required

 In February 2012, the Board of Trustees amended the Company’s Bylaws to change the voting standard for the election of trustees in uncontested elections from a plurality of the votes cast to a majority of the votes cast.  Under this standard, a majority of the votes cast means the number of votes cast “for” a trustee’s election exceeds the number of votes cast “against” that trustee’s election. The Bylaws continue to provide for the election of trustees by a plurality of the votes cast if the number of nominees exceeds the number of trustees to be elected (a contested election).  The election of Class I Trustees at the annual meeting is uncontested.  Therefore, in accordance with the Bylaws, Class I Trustee nominees will be elected at the annual meeting by a majority of the votes cast.

The affirmative vote of a majority of all of the votes cast at the annual meeting, if a quorum is present, is required for the proposal to approve on an advisory basis the compensation of the Company’s “named executive officers”(as defined under the heading “Compensation Discussion & Analysis” below).

The affirmative vote of a majority of all of the votes cast at the annual meeting, if a quorum is present, is required to ratify the appointment of KPMG LLP (“KPMG”) as the Company’s independent auditors for the fiscal year ending December 31, 2012.

How Votes Will Be Counted

In the election of Class I Trustees, you may vote “for,” “against” or “abstain” with respect to each Class I Trustee nominee.  For the proposal to approve on an advisory basis the compensation of the Company’s named executive officers and for the proposal to ratify the appointment of KPMG LLP as the Company’s independent auditors for the fiscal year ending December 31, 2012, you may vote “for,” “against” or “abstain.”  Abstentions with respect to any proposal at the annual meeting will be counted as present and entitled to vote for purposes of determining the presence of quorum, but will not be counted as a vote cast on the proposal and therefore will not be counted in determining the outcome of the proposal.

If you hold your common shares in street name through a brokerage firm and you do not submit voting instructions to your broker, your broker may generally vote your common shares in its discretion on routine matters.   However, a broker cannot vote common shares held in street name on non-routine matters unless the broker receives voting instructions from the street name holder. The proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012 is considered routine under applicable rules, while each of the other items to be submitted for a vote of shareholders at the annual meeting is considered non-routine. Accordingly, if you hold your common shares in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may exercise its discretion to vote your common shares on the proposal to ratify the appointment of KPMG, but will not be permitted to vote your common shares on any of the other items at the annual meeting. If your broker exercises this discretion, your common shares will be counted as present for the purpose of determining the presence of a quorum at the annual meeting and will be voted on the proposal to ratify the appointment of KPMG in the manner directed by your broker, but your common shares will constitute “broker non-votes” on each of the other items at the annual meeting, including the election of Class I Trustees. Broker non-votes will not be counted as a vote cast with respect to these other items and therefore will not be counted in determining the outcome of the items.

OWNERSHIP OF THE COMPANY’S COMMON SHARES OF BENEFICIAL INTEREST

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information as of March 31, 2012, with respect to each person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) who is known to the Company to be the beneficial owner of more than five percent of the Company’s common shares.

	Common shares
Name and Address of Beneficial Owner	Number of Common shares Beneficially Owned	Percent of Class(1)

BlackRock Inc.(2)	9,260,344	5.3%
40 East 52nd Street
New York, New York 10022

Cohen & Steers, Inc.(3)	25,905,081	14.9%
280 Park Avenue, 10th Floor
New York, New York 10017

Eduardo S. Elsztain(4)	18,121,030	10.5%
Bolívar 108, 1st floor
Buenos Aires, Argentina

Jennison Associates LLC(5)	8,549,008	4.9%
466 Lexington Avenue
New York, New York 10017

Invesco Ltd.(6)	10,010,335	5.8%
1555 Peachtree Street NE
Atlanta, Georgia 30309

Prudential Financial, Inc.(7)	8,590,568	5.0%
751 Broad Street
Newark, New Jersey 07102

Vanguard Group(8)	15,786,440	9.1%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355

(1)	Percentages are based on 173,299,736 common shares outstanding as of March 31, 2012

(2)	Information based solely on Amendment No. 2 to a Schedule 13G filed with the SEC on February 13, 2012 by Blackrock, Inc.

(3)
Information based solely on Amendment No. 2 to a Schedule 13G filed with the SEC on February 14, 2012 by Cohen & Steers, Inc., Cohen & Steers Capital Management, Inc. and Cohen & Steers Europe S.A.  Cohen & Steers, Inc. has reported sole voting power over 18,011,427 common shares and sole dispositive power over 25,905,081 common shares.  Cohen & Steers Capital Management, Inc. has reported sole voting power over 17,773,101 common shares and sole dispositive power over 22,966,537 common shares.  Cohen & Steers, Inc. reported that it holds a 100% interest in Cohen & Steers Capital Management, Inc., and that it, together with Cohen & Steers Capital Management, Inc., holds a 100% interest in Cohen & Steers Europe S.A.

(4)
Information based solely on Amendment No. 4 to a Schedule 13D filed with the SEC on April 11, 2012 by Eduardo Elsztain, reporting the direct and indirect ownership by Eduardo Elsztain of the Company’s common shares.  Eduardo Elsztain directly owns 15,400 common shares.  Eduardo Elsztain, through certain affiliates, indirectly owns 18,105,630 common shares.  Eduardo Elsztain is the Chairman of the Board of IRSA Inversiones y Representaciones Sociedad Anomina (“IRSA”), Tyrus S.A. (“Tyrus”), which is wholly owned by IRSA, and Jiwin S.A. (“Jiwin”), which is wholly owned by Tyrus.  Jiwin is the sole general partner of Real Estate Investment Group L.P. (“REIG”), Real Estate Investment Group II L.P. (“REIG II”), Real Estate Investment Group III L.P. and Real Estate Investment Group IV L.P. (“REIG IV”). Of the 18,105,630 common shares indirectly owned by Eduardo Elsztain through his affiliates: (i) 819,906 common shares are owned directly by IRSA; (ii) 8,126,500 common shares are owned directly by REIG; (iii) 3,894,323 common shares are owned directly by REIG II; (iv) 3,864,000 common shares are owned directly by REIG III; and (iv) 1,400,901 common shares are owned directly by REIG IV.

The amendment to the Schedule 13D and the number of shares in the table does not include 12,947 common shares known by the Company to be owned directly by Daniel Elsztain.  Daniel Elsztain, the brother of Eduardo Elsztain and the Chief Real Estate Officer and an Assistant Director of IRSA, has served on the Company’s Board of Trustees since September 2011 and has been nominated for election as a Class I Trustee at the annual meeting.  To the extent Daniel Elsztain exercises voting or dispositive power over any of the common shares shown in the table above, he is deemed to be the beneficial owner of those common shares pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules promulgated by the SEC under the Exchange Act.

(5)
Information based solely on a Schedule 13G filed with the SEC on February 14, 2012 by Jennison Associates LLC (“Jennison’s 13G”).  Jennison Associates LLC has reported sole voting power over 8,238,933 common shares and shared dispositive power over 8,549,008 common shares.  Jennison Associates LLC (“Jennison”) reported that  Prudential Financial, Inc. (“Prudential”) indirectly owns 100% of equity interests of Jennison.  Jennison does not file jointly with Prudential, and as such, common shares reported on Jennison’s 13G may be included on a Schedule 13G filed by Prudential.

(6)
Information based solely on a Schedule 13G filed with the SEC on February 13, 2012 by Invesco Ltd. According to the Schedule 13G, (i) Invesco Advisers, Inc. has sole voting power over 5,252,451 common shares, shared voting power over 55,547 common shares, sole dispositive power over 9,901,394 common shares and shared dispositive power over 39,031 common shares; (ii) Invesco PowerCommon shares Capital Management has sole voting power and sole dispositive power over 59,370; and (iii) Invesco National Trust Company has sole dispositive power over 10,540.

(7)
Information based solely on a Schedule 13G filed with the SEC on February 13, 2012 by Prudential Financial, Inc.  Prudential Financial, Inc. has reported that it is a parent holding company and the indirect company of the following registered investment advisers: (i) The Prudential Insurance Company of America, (ii) Jennison Associates LLC, (iii) Prudential Investment Management, Inc. and (iv) Quantitative Management Associates LLC.

(8)
Information based solely on Amendment No. 3 to a Schedule 13G filed with the SEC on February 8, 2012 by The Vanguard Group, Inc.  The Vanguard Group Inc. has disclosed that is has sole voting power over 211,706 common shares, sole dispositive power over 15,574,734 common shares and shared dispositive power over 211,706 common shares.  The Vanguard Group, Inc. has reported that Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 211,706 common shares.

Security Ownership of Management

The following table sets forth certain information, known by the Company as of March 31, 2012, regarding the beneficial ownership of the Company’s common shares and the Company’s Series A preferred shares by (i) each of the Company’s trustees and trustee nominees, (ii) each of the Company’s named executive officers and (iii) the Company’s trustees and executive officers as a group.  None of these individuals beneficially own any of the Company’s Series B preferred shares.  At March 31, 2012, there were 173,299,736 common shares outstanding and 2,400,000 Series A preferred shares outstanding.  Except as set forth in the footnotes to the table below, each of the individuals identified in the table has sole voting and investment power over the common shares and Series A preferred shares beneficially owned by that person.  The address for each of the Company’s trustees, trustee nominees and named executive officers is c/o Hersha Hospitality Trust, 44 Hersha Drive, Harrisburg, Pennsylvania 17102.

	Class A Common Shares			Series A Preferred Shares
Name of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percentage of Class Beneficially Owned(2)	Number of Beneficially Owned		Percentage of Class Beneficially Owned
Hasu P. Shah	806,823	(3)	*	-		-
Jay H. Shah	2,680,360	(4)	1.5%	-		-
Neil H. Shah	2,658,138	(5)	1.5%	-		-
Ashish R. Parikh	391,019	(6)	*	-		-
Michael R. Gillespie	112,249		*	947	(7)	*
David L. Desfor	218,700	(8)	*	-		-
Thomas S. Capello	38,319		*	-		-
Daniel R. Elsztain	18,118,577	(9)	10.5%	-		-
Thomas J. Hutchison	560,861	(10)	*	-		-
Donald J. Landry	101,070		*	1,000		*
Michael A. Leven	61,019		*	-		-
Dianna F. Morgan	21,380		*	-		-
Kiran P. Patel	600,073	(11)	*	3,000		*
John M. Sabin	53,024	(12)	*	-		-
All executives officers, trustees, and trustee nominees as a group (14 persons)	26,421,612		14.9%	4,947		*

*	Represents less than one percent of the outstanding shares of the class of securities indicated in the table above.

(1)
Includes the total number of common shares issuable upon redemption of partnership units in Hersha Hospitality Limited Partnership, the Company’s operating partnership subsidiary (the “Operating Partnership” or “HHLP”). Partnership units are redeemable by the holder for cash, or at the Company’s option, an equivalent number of common shares.

(2)
The total number of common shares outstanding used in calculating the percentage ownership of each person assumes that the partnership units held by such person, directly or indirectly, are redeemed for common shares and none of the partnership units held by other persons are redeemed for common shares.

(3)
Includes:  (i) 455,496 common shares issuable upon redemption of partnership units that are currently redeemable; and (ii) 99,130 common shares, all of which are held by Shree Associates, a family limited partnership that is controlled by Mr. Hasu Shah.  Excludes:  (i) 474,834 common shares issuable upon the redemption of partnership units that are currently redeemable and held by the Jay and Susie Shah 2008 Family Trust, in which Mr. Hasu Shah is the trustee; and (ii) 407,362 common shares issuable upon the redemption of partnership units that are currently redeemable and held by the Neil and Juhi Shah 2008 Family Trust, in which Mr. Hasu Shah is the trustee.  Mr. Hasu Shah disclaims beneficial ownership of the common shares issuable upon the redemption of partnership units and the partnership units held by the two family trusts for which he is the trustee, and this report shall not be deemed an admission that Mr. Hasu Shah is the beneficial owner of these common shares or partnership units for purposes of Section 16 or for any other purpose.

(4)
Includes 416,389 common shares issuable upon redemption of partnership units that are currently redeemable, all of which are held in grantor retained annuity trusts for the benefit of Mr. Jay Shah and in which Mr. Jay Shah is the trustee.  Also includes:  (i) 474,834 common shares issuable upon redemption of partnership units that are currently redeemable and held by the Jay and Susie Shah 2008 Family Trust, in which Mr. Hasu Shah is the trustee; and (ii) 730,294 common shares issuable upon redemption of partnership units that are currently redeemable and held by the Hasu and Hersha Shah 2004 Trust FBO Jay H. Shah, in which the trustee is an unaffiliated third party.  The partnership units held by the Hasu and Hersha Shah 2004 Trust FBO Jay H. Shah have been pledged as security to a third party.

(5)
Includes 364,918 common shares issuable upon redemption of partnership units that are currently redeemable, all of which are held in grantor retained annuity trusts for the benefit of Mr. Neil Shah and in which Mr. Neil Shah is the trustee.  Also includes:  (i) 407,362 common shares issuable upon redemption of partnership units that are currently redeemable and held by the Neil and Juhi Shah 2008 Family Trust, in which Mr. Hasu Shah is the trustee; and (ii) 832,215 common shares issuable upon redemption of partnership units that are currently redeemable and held by the Hasu and Hersha Shah 2004 Trust FBO Neil H. Shah, in which the trustee is an unaffiliated third party.  The partnership units held by the Hasu and Hersha Shah 2004 Trust FBO Neil H. Shah have been pledged as security to a third party.

(6)	Includes 103,000 common shares that Mr. Parikh has pledged as security to a third party.

(7)	All 943 Series A preferred common shares are held indirectly by Mr. Gillespie’s wife.

(8)	Includes 211,900 common shares issuable upon redemption of partnership units held by Mr. Desfor.

(9)
Mr. Elsztain directly owns 12,947 common shares.  In addition, Mr. Elsztain may be deemed to beneficially own a total of 18,105,630 common shares, which are owned directly by IRSA, REIG, REIG II, REIG III and REIG IV. Mr. Elsztain is the Chief Real Estate Officer and an Assistant Director of IRSA. IRSA, through its wholly owned subsidiaries, controls REIG, REIG II, REIG III and REIG IV.  Mr. Elsztain has been designated to serve on the Company’s Board of Trustees by IRSA.

(10)	Includes 40,000 common shares that are held by Mr. Hutchison’s wife and with respect to which he shares voting and investment power.

(11)	Includes 512,263 common shares issuable upon redemption of partnership units that are currently redeemable, which units Mr. Patel has pledged as security to a third party.

(12)	Includes 1,150 common shares that are held indirectly by Mr. Sabin’s wife and with respect to which he shares voting and investment power.

BOARD OF TRUSTEES AND EXECUTIVE OFFICERS

Certain information regarding the Company’s trustees and executive officers, as of March 31, 2012, is set forth below.

Name	Age	Position

Hasu P. Shah	67	Class II Trustee; Chairman of the Board
Jay H. Shah	43	Class I Trustee Nominee; Chief Executive Officer
Thomas S. Capello	68	Class I Trustee*
Thomas J. Hutchison III	70	Class I Trustee Nominee*
Donald J. Landry	63	Class I Trustee Nominee*; Lead Independent Trustee
Michael A. Leven	74	Trustee Emeritus and Class I Trustee Nominee
Daniel R. Elsztain	39	Class I Trustee Nominee*
Dianna F. Morgan	60	Class II Trustee*
Kiran P. Patel	62	Class II Trustee
John M. Sabin	57	Class II Trustee*
Neil H. Shah	38	President and Chief Operating Officer
Ashish R. Parikh	42	Chief Financial Officer and Assistant Secretary
Michael R. Gillespie	39	Chief Accounting Officer, Controller, and Assistant Secretary
David L. Desfor	51	Treasurer and Corporate Secretary

*	“Independent” pursuant to the corporate governance standards of the NYSE as determined by a vote of the Board of Trustees.

Board of Trustees

Hasu P. Shah, Class II Trustee since May 1998; Chairman of the Board of Trustees

Mr. Shah has been the Chairman of the Board and a Class II Trustee since the Company’s inception in May 1998 and was the Company’s Chief Executive Officer until his retirement in 2005.  Mr. Shah is also the founder and Chief Executive Officer of the Hersha Group.  Mr. Shah founded the Hersha Group with the purchase of a single hotel in Harrisburg, Pennsylvania in 1984.  In the last 25 years, Mr. Shah has developed, owned, or managed over 50 hotels across the Eastern United States and started affiliated businesses in general construction, purchasing, and hotel management.  He has earned numerous awards, including the Entrepreneur of the Year award given by Ernst & Young LLP.  Mr. Shah has been recognized for his philanthropic work through numerous awards.  He received the Creating a Voice award, instituted by Project IMPACT, which honors South Asian-American community leaders who have made a positive and tremendous impact on the United States.  He also received an honorary Doctorate of Public Service (DPS) Degree from Harrisburg Area Community College. In 2010, Mr. Shah was honorably bestowed with the National United Way Tocqueville Society award, the highest honor given to volunteers across the country.  Most recently, he was presented with the Hall of Fame award by Central Penn Business Journal for lifetime achievements in both business and philanthropy.  Mr. Shah and his wife, Hersha, are active members of the local community and remain involved with charitable initiatives in India.  Mr. Shah has been an active Rotarian for nearly 25 years and continues to serve as a trustee of several community service and spiritual organizations including Vraj Hindu Temple and the India Heritage Research Foundation.  Mr. Shah received a bachelors of science degree in chemical engineering from Tennessee Technical University and obtained a masters degree in administration from Pennsylvania State University, which named him as a Fellow.  Mr. Shah is also an alumnus of the Owner and President’s Management program at Harvard Business School.  Mr. Shah is the father of Jay H. Shah, the Company’s Chief Executive Officer and Class I Trustee, and Neil H. Shah, the Company’s President and Chief Operating Officer.

The Board of Trustees has determined that Mr. Hasu Shah’s qualifications to serve on the Board of Trustees include his extensive experience in the lodging industry, including his role as our former Chief Executive Officer and as the founder of The Hersha Group, a privately-held company that over the past 25 years has developed, owned or managed over 50 hotels across the Eastern United States. With over 25 years of lodging industry experience, Mr. Hasu Shah has developed a broad network of hotel industry contacts and relationships, including relationships with hotel owners, operators, project managers, contractors and other key industry participants.

Thomas S. Capello, Class I Trustee since January 1999

Mr. Capello has served as President and a principal of Bank Realty LP, a partnership engaged in sale/leaseback transactions of bank properties, since 2000.  He is also currently President of 1st Capital Group, Inc. which provides debt and equity placement for small businesses.  From 1988 to 1999, Mr. Capello was the President, Chief Executive Officer and Director of First Capitol Bank in York, Pennsylvania.  From 1983 to 1988, Mr. Capello served as Vice President and Manager of the Loan Production Office of The First National Bank of Maryland.  Prior to his service at The First National Bank of Maryland, Mr. Capello served as Vice President and Senior Regional Lending Officer at Commonwealth National Bank and worked at the Pennsylvania Development Credit Corporation.  Mr. Capello is a Director and Treasurer for the Ben Franklin Venture Investment Forum.  Mr. Capello is a graduate of the Stonier Graduate School of Banking at Rutgers University and holds an undergraduate degree with a major in economics from the Pennsylvania State University.

Mr. Capello has advised the Board of Trustees that he will not stand for re-election as a Class I Trustee at the annual meeting.

Daniel R. Elsztain, Class I Trustee since September 2011

Mr. Elsztain was appointed to the Board of Trustees pursuant to a trustee designation agreement that the Company entered into with REIG and IRSA in August 2009 in connection with REIG’s initial investment in the Company’s common shares.  Mr. Elsztain currently serves as the Chief Real Estate Officer and as a director of IRSA, a position he has held since 2007.  IRSA is an Argentine real estate company that is listed on the Buenos Aires Stock Exchange and the New York Stock Exchange.  Currently, Mr. Elsztain serves as a director of Alto Palermo S.A. and as an alternate director of IRSA.  He received a degree in economic sciences from the Torcuato Di Tella University and a master of business administration degree from Austral IAE University.  In February 2012, Mr. Elsztain was appointed to the Board of Directors of Supertel Hospitality, Inc., where he serves as a member of the Investment Committee.

The Board of Trustees has determined that Mr. Elsztain’s qualification to serve as one of our trustees include his experience in the real estate industry, including as the Chief Real Estate Officer of IRSA.

Thomas J. Hutchison III, Class I Trustee since September 2008

From May 2003 to April 2007, Mr. Hutchison was the Chief Executive Officer of CNL Hotels & Resorts, Inc. (“CNL Hotels”), a real estate investment trust that owned hotels and resort properties.  During that same time period, Mr. Hutchison held various other executive officer positions with companies affiliated with CNL Hotels, including but not limited to President and Chief Executive Officer of CNL Hotel Investors, Inc. and Chief Executive Officer of CNL Income Properties, Inc. Since April 2007, Mr. Hutchison has served as a consultant with Hutchison Advisors, Inc., a real estate services company, and, since October 2008, he has served as Chairman of Legacy Healthcare Advisors, LLC, a specialized real estate services group.  In October 2011, Mr. Hutchison was appointed to the Board of Directors of Marriott Vacations Worldwide Corporation (“Marriott Vacations”), where he serves as member of that board’s Audit, Nominating and Corporate Governance and Compensation Committees, including as the Chair of its Compensation Committee.  Mr. Hutchison is currently a director for, KSL Capital Partners LLC, ClubCorp, Inc., U.S. Chamber of Commerce, Vision360, and The Trinity Forum and was formerly a director for ING DIRECT USA.  He is also a member of The Real Estate Roundtable, Leadership Council for Communities in Schools, Advisory Council of the Erickson School of Aging Studies and serves on the Advisory Editorial Board of GlobalHotelNetwork.com.  Additionally, he serves as a senior advisor to various service industry public companies.  Mr. Hutchison attended Purdue University and the University of Maryland Business School.

The Board of Trustees has determined that Mr. Hutchison’s qualifications to serve on the Board of Trustees include his substantial experience in the real estate and lodging industries combined with his extensive leadership experience as a Chief Executive Officer of several SEC reporting REITs, including as the Chief Executive Officer of CNL Hotels.

Donald J. Landry, Class I Trustee since April 2001

Mr. Landry is president and owner of Top Ten, an independent hospitality industry consulting company, a position he has held since 2002.  Mr. Landry has over 40 years of lodging and hospitality experience in a variety of leadership positions. Most recently, from 1998 to 2001, Mr. Landry was the Chief Executive Officer, President and Vice Chairman of Sunburst Hospitality Inc.  Mr. Landry has also served as President of Choice Hotels International, Inc. (from 1996 to 1998), Manor Care Hotel Division (from 1992 to 1996) and Richfield Hotel Management (from 1989 to 1991).  In February 2012, Mr. Landry was appointed to the Board of Directors of Supertel Hospitality, Inc., where he serves as the Chairman of the Investment Committee.  Mr. Landry currently serves on the corporate advisory boards of Unifocus, Campo Architects, Revenue Performance Interactive, Windsor Capital Group and numerous nonprofit boards.  Mr. Landry is a frequent guest lecturer at Johnson and Wales University and the University of New Orleans.  Mr. Landry holds a bachelor of science from the University of New Orleans, which awarded him Alumnus of the Year in 1999.  Mr. Landry is a Certified Hotel Administrator.

The Board of Trustees has determined that Mr. Landry’s qualifications to serve on the Board of Trustees include his 40 years of experience in the lodging and real estate industries, including his roles as Chief Executive Officer, President and Vice Chairman of Sunburst Hospitality Inc. and President of Choice Hotels International, Inc., Manor Care Hotel Division and Richfield Hotel Management.

Michael A. Leven, Trustee Emeritus since March 2010 and Class I Trustee Nominee

Mr. Leven currently serves as the Company’s trustee emeritus, a position he has held since March 2010.  Prior to March 2010, Mr. Leven served as a Class II Trustee from May 2001 through March 2010.  Mr. Leven has been the President and Chief Operating Officer of the Las Vegas Sands Corp. since March 2009, Secretary since June 2010 and a director of the Las Vegas Sands Corp. since August 2004. Mr. Leven also serves as a member of the Board of Directors of Sands China Ltd., a subsidiary of Las Vegas Sands Corp., and as an officer and/or director of several other subsidiaries of Las Vegas Sands Corp.  Mr. Leven served as the Chief Executive Officer of the Georgia Aquarium from September 2008 until he joined Las Vegas Sands Corp. in March 2009. From January 2006 through September 2008, Mr. Leven was the Vice Chairman of the Marcus Foundation, Inc., a non-profit foundation. Until July 2006, Mr. Leven was the Chairman, Chief Executive Officer and President of U.S. Franchise Systems, Inc., the company he founded in 1995 that developed and franchised the Microtel Inns & Suites and Hawthorn Suites hotel brands. He was previously the president and chief operating officer of Holiday Inn Worldwide, president of Days Inn of America, and president of Americana Hotels. Mr. Leven serves on many other non-profit boards.

Mr. Leven’s extensive experience in the hospitality industry, including as an executive officer and director of the Las Vegas Sands Corp. and his past employment in leadership positions with various other hospitality companies, led the Board of Trustees to conclude that he should serve as a trustee emeritus and should be nominated for election as a Class I Trustee at this year’s annual meeting.

Dianna F. Morgan, Class II Trustee since April 2010

Ms. Morgan retired in 2001 from a long career with the Walt Disney World Company, where she served as Senior Vice President of Public Affairs and Human Resources.  She also oversaw the Disney Institute — a recognized leader in experiential training, leadership development, benchmarking and cultural change for business professionals around the world.  In addition, Ms. Morgan is the immediate past Chair and is a past member of the Board of Trustees for the University of Florida. She was originally appointed to the University of Florida Board of Trustees in 2001. Ms. Morgan currently serves on the Board of Directors of Chesapeake Utilities Corp., where she is a member of the Compensation Committee, and the Board of Directors of CNL Bancshares, Inc.  Ms. Morgan previously served on the Board of Directors of CNL Hotels & Resorts, Inc. Ms. Morgan is a member of the Board of Directors of Orlando Health (formerly Orlando Regional Healthcare System) and serves as Chair of the national board for the Children’s Miracle Network.  Ms. Morgan received her Bachelor of Arts degree in organizational communications from Rollins College.

The Board of Trustees has determined that Ms. Morgan’s experience serving as a board member of both private and public companies, her previous experience overseeing the Disney Institute and her prior service as a senior manager at Walt Disney World Company provide her with extensive knowledge of innovation and customer service, a solid foundation in media relations, risk management, and government relations and “best practice” expertise in human capital and the customer experience.

Kiran P. Patel, Class II Trustee since May 2007

Mr. Patel served as the Company’s Corporate Secretary from 1998 to April 2007 and has been a principal of the Hersha Group since 1993.  Prior to 1993, Mr. Patel was employed by AMP Incorporated, an electrical component manufacturer in Harrisburg, Pennsylvania.  Mr. Patel serves on various boards of directors for community service organizations.  Mr. Patel received a bachelor of science degree in mechanical engineering from M.S. University of India and obtained a masters of science degree in industrial engineering from the University of Texas in Arlington.

The Board of Trustees has determined that Mr. Patel’s qualifications to serve on the Board of Trustees include his extensive experience in the lodging industry, including his role as a partner and Chief Investment Officer of The Hersha Group.  Mr. Patel has developed a broad network of lodging industry contacts and has extensive experience in acquiring, selling, repositioning, developing and redeveloping hotels.

John M. Sabin, Class II Trustee since June 2003

Since May 2011 Mr. Sabin has been the Executive Vice President and Chief Financial Officer of Revolution LLC as well as the Chief Financial Officer of The Stephen Case Foundation and the Case Family Office. Previously he was the Chief Financial Officer and General Counsel of Phoenix Health Systems, Inc. a private healthcare information technology outsourcing and consulting firm, from October 2004 to May 2011. Mr. Sabin was the Chief Financial Officer, General Counsel and Secretary of NovaScreen Biosciences Corporation, a private bioinformatics and contract research biotech company (acquired by Caliper Life Sciences) from January 2000 to October 2004. Prior to joining NovaScreen, Mr. Sabin served as a finance executive with Hudson Hotels Corporation, Vistana, Inc., Choice Hotels International, Inc., Manor Care, Inc. and Marriott International, Inc. all of which were public companies at the time of his service. In his professional life Mr. Sabin has had commercial lease experience with a national law firm, transactional real estate experience with national hospitality and health care firms, commercial real estate financing experience, IPO experience, as well as experience as an audit committee and board member of five other public companies (including Competitive Technologies Corporation from 1996 to 2007, North American Scientific, Inc. from 2005 to 2010, Prime Group Realty Trust from 2005 to current and Supertel Hospitality, Inc. from 2012 to current). Mr. Sabin has received Bachelor of Science degrees in Accounting and in University Studies; a Masters of Accountancy and a Masters in Business Administration from Brigham Young University, and he also received a Juris Doctor from the J. Reuben Clark Law School at Brigham Young University. Mr. Sabin is a licensed CPA and is admitted to the bar in several states.

The Board of Trustees has determined that Mr. Sabin’s qualifications to serve on the Board of Trustees include his substantial hospitality industry experience, as well as his substantial legal, finance and accounting experience.  His current and prior service as both General Counsel and Chief Financial Officer of various companies provides the Board of Trustees with valuable insights with respect to finance, accounting, legal and corporate governance matters. He also has prior public company experience as a Chief Financial Officer and finance executive, as well as a director or trustee.

Jay H. Shah, Class I Trustee since January 2006 and Chief Executive Officer

Mr. Shah was named Chief Executive Officer and a trustee as of January 1, 2006.  Prior thereto, Mr. Shah had served as the Company’s President and Chief Operating Officer since September 3, 2003.  Until September 2003, Mr. Shah was a principal in the law firm of Shah & Byler, LLP, which he founded in 1997, and managing director of the Hersha Group.  Mr. Shah previously was a consultant with Coopers & Lybrand LLP, served the late Senator John Heinz on Capitol Hill, and was employed by the Philadelphia District Attorney’s office and two Philadelphia-based law firms.  Mr. Shah received a bachelor of science degree from the Cornell University School of Hotel Administration, a masters degree from the Temple University School of Business Management and a law degree from Temple University School of Law.  Mr. Shah is the son of Hasu P. Shah, the Company’s Chairman of the Board, and the brother of Neil H. Shah, the Company’s President and Chief Operating Officer.

The Board of Trustees has determined that Mr. Jay Shah’s qualifications to serve on the Board of Trustees include his extensive experience in the lodging and real estate industry and his experience negotiating and structuring real estate transactions and real estate-related joint ventures, including in his role as a former practicing real estate attorney. Mr. Jay Shah has developed a broad network of hotel industry contacts and his experience includes serving as the Company’s President and Chief Operating Officer.

Executive Officers

Biographical information for Hasu P. Shah, the Company’s Chairman of the Board, and Jay H. Shah, the Company’s Chief Executive Officer, is set forth above under “—Board of Trustees.”

Neil H. Shah, President and Chief Operating Officer

Mr. Neil H. Shah has served as the Company’s President and Chief Operating Officer of Hersha Hospitality Trust since 2006.  Mr. Shah has lead the Company’s hotel acquisitions, development, and asset management platforms since 2000.  Prior to Hersha, Mr. Shah served as a Director and Consultant with The Advisory Board Company and the Corporate Executive Board, strategy research firms based in Washington D.C.  Mr. Shah has also worked with the Phipps Foundation in New York City contributing to urban renewal projects in New York City.  Mr. Shah earned a Bachelor of Arts in Political Science and a Bachelor of Science in Management both with honors from the University of Pennsylvania and the Wharton School.  He earned his MBA from the Harvard Business School.  He serves on the Corporate Council for the National Constitution Center, the Barnes Foundation, and is a research sponsor at the Wharton Real Estate Center in Philadelphia.  He is also a member of the Board of Directors of the Educational Foundation Institute and the Institutional Real Estate Finance Advisory Council (IREFAC) of the American Hotel & Lodging Association.  Mr. Shah is an active supporter of the United Way Worldwide and a Director of its Leadership Council for India.  Mr. Shah is the son of Hasu P. Shah, the Company’s Chairman of the Board and brother of Jay H. Shah, the Company’s Chief Executive Officer.

Ashish R. Parikh, Chief Financial Officer

Mr. Parikh has been the Company’s Chief Financial Officer since 1999. Prior to joining the Company, Mr. Parikh was an Assistant Vice President in the Mergers and Acquisition Group for Fleet Financial Group where he developed valuable expertise in numerous forms of capital raising activities including leveraged buyouts, bank syndications and venture financing. Mr. Parikh has also been employed by Tyco International, Ltd. and practiced as a Certified Public Accountant with Ernst & Young LLP. Mr. Parikh received his M.B.A. from The Stern School of Business at New York University and a B.B.A. from the University of Massachusetts at Amherst.  Mr. Parikh is currently a board member of the Philadelphia Real Estate Council and a member of the Real Estate Capital Policy Advisory Committee of the Real Estate Roundtable.

Michael R. Gillespie, Chief Accounting Officer

Mr. Gillespie has served as the Company’s Chief Accounting Officer since 2005.  Prior to joining Hersha Hospitality Trust, Mr. Gillespie was Manager of Financial Policy & Controls for Tyco Electronics Corporation, a global manufacturer of electronic components where he played a key role in developing the company’s Sarbanes-Oxley compliance program.  He has also been a Senior Manager in the Audit and Assurance Practice at KPMG, LLP and Experienced Manager in the Audit and Business Advisory Practice at Arthur Andersen LLP.  Mr. Gillespie received his business administration bachelors degree in accounting from Bloomsburg University of Pennsylvania.  Mr. Gillespie is a licensed Certified Public Accountant.  Mr. Gillespie is currently a member of the Tax Policy Advisory Committee of the Real Estate Roundtable.

David L. Desfor, Treasurer and Corporate Secretary

Mr. Desfor has served as the Company’s Treasurer since December 2002 and as Corporate Secretary since April 2007.  Previously, Mr. Desfor had been a principal and comptroller of the Hersha Group since 1992.  Mr. Desfor previously co-founded and served as President of a hotel management company focused on conference centers and full service hotels.  Mr. Desfor earned his undergraduate degree from East Stroudsburg University in Hotel Administration.

PROPOSAL ONE
ELECTION OF CLASS I TRUSTEES

The Board of Trustees currently has nine members.  The Company’s Declaration of Trust divides the Board of Trustees into two classes, as nearly equal in number as possible.  At the annual meeting, shareholders are voting to elect five persons as Class I Trustees.  Each Class I Trustee currently is serving a two-year term expiring at the annual meeting.  Each Class II trustee is serving a two-year term expiring at the 2013 annual meeting of shareholders.  Generally, one full class of trustees is elected by the shareholders of the Company at each annual meeting.

The Board of Trustees, upon the recommendation of the Nominating and Corporate Governance Committee, nominated Jay H. Shah, Daniel R. Elsztain, Donald L. Landry and Thomas J. Hutchinson III for election at the annual meeting as Class I Trustees. Each of these nominees currently is serving as a Class I Trustee.  In addition, the Board of Trustees, upon the recommendation of the Nominating and Corporate Governance Committee, nominated Michael A. Leven for election at the annual meeting as a Class I Trustee.  Mr. Leven, who currently is serving as a trustee emeritus and formerly served as a Class II Trustee from May 2001 until March 2010, has been nominated in the place of Mr. Capello.  Mr. Capello, who has served on the Board of Trustees since the Company’s initial public offering in January 1999, has informed the Board of Trustees that he will not stand for re-election at the annual meeting.  If elected, these individuals will serve as Class I Trustees until the 2014 annual meeting of shareholders and until their successors are duly elected and qualified.

Mr. Elsztain, who was appointed to the Board of Trustees in September 2011, has been nominated by the Board of Trustees for election as a Class I Trustee pursuant to the terms of a trustee designation agreement that the Company entered into with IRSA and REIG in August 2009.

Unless you direct otherwise in the proxy card accompanying this proxy statement, the persons named as proxies will vote your proxy for all of the nominees named above.  If any nominee becomes unavailable or unwilling to serve as a Class I Trustee, the persons named as proxies in the accompanying proxy card will vote your proxy for an alternate nominee that has been nominated by the Board of Trustees.  Alternatively, the Board of Trustees may reduce the size of the Board of Trustees and the number of nominees standing for election as Class I Trustees at the annual meeting.  Proxies will only be voted for the nominees named above or their alternates.  Each nominee for election to the Board of Trustees as a Class I Trustee has indicated that he is willing to serve if elected.  The Board of Trustees has no reason to doubt that any nominee for election will be unable or unwilling to serve if elected.

The Board of Trustees unanimously recommends a vote “FOR” each of the nominees for election as a Class I Trustee.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s trustees, executive officers and persons who own more than 10% of any registered class of the Company’s equity securities (“10% Holders”) to report their ownership of common shares and any changes in ownership to the SEC.  These persons are also required by SEC regulations to furnish the Company with copies of these reports.  Based solely on a review of the copies of such reports received by the Company and on written representations from certain reporting persons that no reports were required, or if required, such reports were filed on a timely basis for those persons, the Company believes that the only filing deficiencies under Section 16(a) by the Company’s trustees and executive officers in the year ended December 31, 2011 are as follows:  Mr. Daniel Elsztain failed to timely file a Form 3 in September 2011 upon his appointment to the Board of Trustees and he failed to timely file a Form 4 in connection with a grant of common shares on December 31, 2011. His late Form 3 and late Form 4 were subsequently filed with the SEC.

CORPORATE GOVERNANCE

Trustee Independence

The Company is subject to the corporate governance standards of the NYSE.  Under these standards, a majority of the members of the Board of Trustee must be independent.  The Board of Trustees has determined that the following trustees and trustee nominees are independent in accordance with the corporate governance standards of the NYSE:  Ms. Morgan and Messrs. Capello, Elsztain, Hutchison, Landry, Leven and Sabin.  As a result, a majority of the Board of Trustees is independent.

In making a determination that Mr. Elsztain is independent in accordance with the corporate governance standards of the NYSE, the Board of Trustees considered the fact that Mr. Elsztain is an executive officer of IRSA and the brother of Eduardo Elsztain, the Chairman of the Board and Chief Executive Officer of IRSA and a former Class II Trustee.  The Board of Trustees noted the share holdings of IRSA and its affiliates and that various agreements and other arrangements exist between the Company and IRSA and its affiliates which could give rise to conflicts of interest for Mr. Elsztain.  Notwithstanding the significant ownership of the Company’s common shares and the existence of these agreements and arrangements and the potential for conflicts of interest, the Board of Trustees concluded that Mr. Elsztain satisfied the independence requirements set forth in the NYSE’s corporate governance standards.

Majority Voting For Trustees in Uncontested Elections

 In February 2012, the Board of Trustees amended the Company’s Bylaws to change the voting standard for the election of trustees in uncontested elections from a plurality of the votes cast to a majority of the votes cast.  Under this standard, a majority of the votes cast means the number of votes cast “for” a trustee’s election exceeds the number of votes cast “against” that trustee’s election. The Bylaws continue to provide for the election of trustees by a plurality of the votes cast if the number of nominees exceeds the number of trustees to be elected (a contested election).

In connection with the amendment to the Bylaws establishing a majority vote standard for the election of trustees in uncontested elections, the Board of Trustees included a trustee resignation policy in the Bylaws to establish procedures under which any incumbent trustee who fails to receive a majority of the votes cast in an uncontested election will be required to tender his or her resignation to the Board of Trustees for consideration.  As provided in the Bylaws, the Board of Trustees will act on any such resignation, taking into account the Nominating and Corporate Governance Committee’s recommendation, and publicly disclose (by a press release, a filing with the SEC or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the uncontested election results.

Meetings of the Board of Trustees; Executive Sessions

The Company’s business is managed under the general direction of the Board of Trustees as provided by the Company’s Bylaws and Maryland law.  The Board of Trustees holds regular quarterly meetings during the Company’s fiscal year and holds additional meetings as needed in the ordinary course of business.  The Board of Trustees held a total of eight meetings during 2011.  Each of the trustees attended at least 75% of the aggregate of (i) the total number of the meetings of the Board of Trustees and (ii) the total number of meetings of all committees of the Board on which the trustee then served.

The Company believes that it is important to promote open discussion among the independent trustees, and it schedules regular executive sessions in which those trustees meet without management and non-independent trustee participation.  In 2011, the independent trustees met in executive session four times. Mr. Landry, who has been designated by the Board of Trustees as Lead Independent Trustee, chairs these executive sessions of the independent trustees.

Board Leadership Structure

The Board of Trustees believes that it is in the best interests of the Company that the roles of Chief Executive Officer and Chairman of the Board of Trustees be separated in order for the individuals to focus on their primary roles.  The Company’s Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Company’s Chairman of the Board of Trustees provides guidance to the Company’s Chief Executive Officer, presides over meetings of the full Board of Trustees and, together with the Lead Independent Trustee, sets the agenda for Board of Trustees meetings.  In the future, the Board of Trustees may determine that it would be in the best interests of the Company to combine the roles of Chief Executive Officer and Chairman of the Board of Trustees.

To promote the independence of the Board of Trustees and appropriate oversight of management and to demonstrate the Company’s commitment to strong corporate governance, the Board of Trustees designates an independent, non-employee trustee serve as the Lead Independent Trustee.  As noted above, the Board of Trustees has currently designated Mr. Landry as the Lead Independent Trustee.  Mr. Landry is expected to continue serving in this capacity following the annual meeting.  In addition to chairing all executive sessions of the independent trustees, the Lead Independent Trustee presides at all meetings of the Board of Trustees at which the Chairman of the Board, the Chief Executive Officer and the President and Chief Operating Officer are not present, has the authority to call meetings of the independent trustees and has such other duties as the Board of Trustees may determine from time to time.  All interested parties may communicate with the Lead Independent Trustee by following the procedure described below under “—Communications with the Board of Trustees.”

Trustee Emeritus

As noted above, Mr. Leven, a nominee for election as a Class I Trustee, currently serves as a trustee emeritus, a position he has held since March 2010.  Mr. Leven’s role as a trustee emeritus is governed by the Company’s Bylaws.  The Board of Trustees can invite, disinvite and/or remove Mr. Leven at any time from any of its meetings and may terminate his status as trustee emeritus at any time.  In his capacity as trustee emeritus, Mr. Leven does not have any fiduciary duties to the Company or its shareholders, is not entitled to vote at and is not counted for purposes of determining whether a quorum exists at any meeting of the Board of Trustees.  Mr. Leven has not received any compensation for his services as a trustee emeritus. The Company does not have any other trustee emeriti.

Risk Oversight

The Board of Trustees and its committees play an important role in the risk oversight of the Company.  The Board of Trustees and its committees are involved in risk oversight through its direct decision-making authority with respect to significant matters and the oversight of management.  The Board of Trustees (or the appropriate committee in the case of risks that are under the purview of a particular committee) administers its risk oversight function by receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal, regulatory, strategic and reputational risks, and from the chairs of the Audit Committee and the Compensation Committee.  In addition, the Company’s Board of Trustees administers its risk oversight function through the required approval by the Board of Trustees (or a committee thereof) of significant transactions and other decisions, including, among others, acquisitions and dispositions of properties, new borrowings, significant capital expenditures, refinancing of existing indebtedness and the appointment and retention of the Company’s senior management.

While the Board of Trustees believes it is the job of the Company’s senior management, including its Chief Executive Officer, to assess and manage the Company’s exposure to risk, the Board of Trustees relies heavily on the Audit Committee and its Risk Sub-Committee to develop guidelines and policies to govern the process by which risk assessment and management is handled by the Company’s senior management.  The Audit Committee has a Risk Sub-Committee to assist the Audit Committee and the Board of Trustees in developing guidelines and policies related to risk assessment and management.  The Risk Sub-Committee, which is chaired by Ms. Morgan, met four times in 2011. Senior management attended each meeting. Messrs. Landry and Sabin, both of whom serve on the Audit Committee, also serve on the Risk Sub-Committee. At each meeting of the Audit Committee, Ms. Morgan reports to the full Audit Committee on the discussions and findings of the Risk Sub-Committee and makes recommendations to the Audit Committee regarding steps the Company’s senior management has taken to monitor and control major financial and other risk exposures. In addition, as discussed under “Compensation Discussion and Analysis—Compensation-Related Risk” below, the Compensation Committee meets with senior management to discuss compensation-related risks.

Committees of the Board of Trustees

The Board of Trustees presently has an Audit Committee, Compensation Committee, Acquisition Committee and a Nominating and Corporate Governance (NCG) Committee.  The Board of Trustees may, from time to time, form other committees as circumstances warrant.  These committees have authority and responsibility as delegated by the Board of Trustees.

Audit Committee

The Board of Trustees has a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act.  The current members of the Audit Committee are Mr. Capello (Chair), Mr. Sabin (Vice-Chair), Mr. Hutchison, Mr. Landry and Ms. Morgan, all of whom meet the NYSE’s and the SEC’s standards of independence.  Mr. Sabin is expected to become the Chair of the Audit Committee following the annual meeting.

The Audit Committee is responsible for engaging the Company’s independent auditors, reviewing with the independent auditors the plans and results of the audit engagement, approving professional services provided by the independent auditors, reviewing the independence and qualifications of the independent auditors, considering the range of audit and non-audit fees and reviewing the adequacy of the Company’s internal accounting controls.  The Audit Committee held eight meetings during 2011 and discussed relevant topics regarding financial reporting, auditing procedures and assessment and management of the Company’s major financial and other risk exposures.  The Board of Trustees has adopted a written charter for the Audit Committee, a current copy of which is available on the Company’s website, www.hersha.com.

The Board of Trustees has determined that each of Mr. Capello and Mr. Sabin is an “audit committee financial expert” as that term is defined in the rules promulgated by the SEC pursuant to the Sarbanes-Oxley Act of 2002.  See “Board of Trustees,” for a list of the qualifications of each of Messrs. Capello and Sabin.  The Board of Trustees has also determined that each of the members of the Audit Committee is financially literate and at least one member of the Audit Committee has accounting or related financial management expertise, as such terms are interpreted by the Board of Trustees.  For more information, please see “The Audit Committee Report” below.

Compensation Committee

The current members of the Compensation Committee are Mr. Hutchison (Chair), Mr. Capello, Mr. Sabin and Ms. Morgan all of whom are independent trustees.  All of the members of the Compensation Committee are “non-employee” trustees within the meaning of Section 162(m) of the Code of 1986, as amended (the “Code”), and the applicable rules of the SEC and are “non-employee” trustees for the purposes of Rule 16b-3 under the Exchange Act.  The Compensation Committee makes recommendations to the Board of Trustees with regard to compensation for the Company’s executive officers and administers the Company’s equity incentive plan.  Subject to applicable law, the Compensation Committee may form and delegate its authority to subcommittees or executive officers when appropriate.  The Compensation Committee held four meetings during 2011 and discussed relevant topics regarding executive compensation and established a formal compensation plan for all officers and trustees.  The Board of Trustees has adopted a written charter for the Compensation Committee, a current copy of which is available on the Company’s website, www.hersha.com.  For more information about the Compensation Committee, please see the “Compensation Discussion and Analysis” below.

Nominating and Corporate Governance (NCG) Committee

The current members of the NCG Committee are Mr. Sabin (Chair), Mr. Capello, Mr. Landry and Ms. Morgan, all of whom are independent trustees.  The NCG Committee recommends candidates for election as trustees and in some cases the election of officers.  The NCG Committee also develops and recommends to the Board of Trustees a set of corporate governance guidelines and annually reviews these guidelines, considers questions of possible conflicts of interest of trustees and executive officers and remains informed about existing and new corporate governance standards mandated by the SEC and the NYSE.  The NCG Committee held seven meetings during 2011.  The Board of Trustees has adopted a written charter for the NCG Committee, a current copy of which is available on the Company’s website, www.hersha.com.

Acquisition Committee

The current members of the Acquisition Committee are Mr. Landry (Chair), Mr. Elsztain, Mr. Hutchison and Mr. Sabin, all of whom are independent trustees.  The Acquisition Committee establishes guidelines for acquisitions and dispositions to be presented to the Board of Trustees and leads the Board in its review of potential acquisitions and dispositions presented by management.  The Acquisition Committee makes recommendations to the Board and senior management regarding acquisitions and reviews the due diligence conducted on all properties.  The Acquisition Committee held six meetings during 2011.  The Board of Trustees has adopted a written charter for the Acquisition Committee, a current copy of which is available on the Company’s website, www.hersha.com.

Availability of Corporate Governance Documents

The Company makes available on its website, www.hersha.com, current copies of its corporate governance documents, including charters of the Audit, Compensation, NCG and Acquisition Committees, its Corporate Governance Guidelines and its Code of Ethics.  The Company will post any future changes to these corporate governance documents on its website and may not otherwise publicly file such changes.  The Company’s regular filings with the SEC and its trustees’ and executive officers’ filings under Section 16(a) of the Exchange Act are also available on the Company’s website.

Trustee Nominating Process

The NCG Committee performs the functions of a nominating committee and will actively seek, screen and recommend trustee candidates for nomination by the Board of Trustees, consistent with criteria approved by the Board of Trustees, including, without limitation, strength of character, maturity of judgment, independence, expertise in the hospitality industry, experience as a senior executive or with corporate strategy initiatives generally, diversity and the extent to which the candidate would fill a present need on the Board of Trustees.  The NCG Committee Charter describes the Committee’s responsibilities, including seeking, screening and recommending trustee candidates for nomination by the Board of Trustees.

The charter of the NCG Committee provides that the NCG Committee will consider shareholder recommendations for trustee candidates.  Shareholders should submit any such recommendations for consideration by the NCG Committee through the method described under “—Communications with the Board of Trustees” below.  In addition, in accordance with the Company’s Bylaws, any shareholder of record entitled to vote for the election of trustees at the applicable meeting of shareholders may nominate persons for election to the Board of Trustees if such shareholder complies with the notice procedures set forth in the Bylaws and summarized in “—Shareholder Proposals and Nominations for the 2013 Annual Meeting” below.

The NCG Committee does not have a formal policy with respect to diversity; however, the Board of Trustees and the NCG Committee believe that it is important that the trustee candidates represent key and diverse skill sets.  The NCG Committee evaluates each candidate’s qualifications to serve as a member of the Board of Trustees based on his or her skills and characteristics, as well as the composition of the board as a whole.  In addition, the NCG Committee will evaluate a candidate’s independence and diversity, age, skills and experience in the context of the board’s needs.  In addition to considering incumbent trustees, the NCG Committee identifies trustee candidates based on recommendations from the trustees, shareholders, management and others.  The NCG Committee may in the future engage the services of third-party search firms to assist in identifying or evaluating trustee candidates.  No such firm was engaged in 2011.

Communications with the Board of Trustees

Shareholders and other interested parties who wish to communicate with the Board of Trustees or any of its committees, may do so by writing to the Lead Independent Trustee, Board of Trustees of Hersha Hospitality Trust, c/o Corporate Secretary, 44 Hersha Drive, Harrisburg, Pennsylvania 17102.  The Corporate Secretary will review all communications received.  All communications that relate to matters that are within the scope of the responsibilities of the Board of Trustees and its committees are to be forwarded to the Lead Independent Trustee.  Communications that relate to matters that are within the scope of responsibility of one of the Board committees are also to be forwarded to the Chairperson of the appropriate committee.  Solicitations, junk mail and obviously frivolous or inappropriate communications are not to be forwarded, but will be made available to any non-management trustee who wishes to review them.

Trustee Attendance at the Annual Meeting

The Board of Trustees has adopted a policy regarding trustee attendance at the annual meeting which specifies that all trustees should attend the annual meeting.  All of the trustees currently serving on the Board of Trustees attended the 2011 annual meeting of shareholders.

Code of Ethics

The Board of Trustees has adopted a Code of Ethics that applies to all of the Company’s trustees, executive officers and employees.  The Code of Ethics is posted on the Company’s website, www.hersha.com.  The Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K relating to amendments to or waivers from the Code of Ethics granted to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and other executive officers by posting such information on the Company’s website.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries during 2011 or any prior period. No executive officer of the Company served as a member of the compensation committee or as a director of any company where an executive officer of such company is a member of the Compensation Committee or is a trustee of the Company.

TRUSTEE COMPENSATION

2011 Non-Management Trustee Compensation

In 2011, each non-management trustee was paid $30,000 for their service on the Board.  In addition, the chair and the vice-chair of the Audit Committee were paid $15,000 and $5,000.  The chairs of the Acquisition Committee, the Compensation Committee and the NCG Committee were each paid an additional $7,500 and the chair of the Risk Sub-Committee was paid an additional $5,000.  All of the non-management trustees were paid a $1,500 attendance fee for in-person and telephonic board meetings and a $1,000 attendance fee for in-person and telephonic committee meetings.  The Company’s Lead Independent Trustee was paid an annual fee of $10,000.  As discussed in “Compensation Discussion and Analysis— Independent Compensation Consultant” below, the Compensation Committee engaged FPL Associates L.P. (“FPL”) as its compensation consultant to assist it in reviewing and determining, among other things, the compensation paid to non-management trustees in 2011.

Non-management trustees may make a voluntary election to receive any portion of the annual cash retainer in the form of common equity valued at a 25% premium to the cash that would have been received. The number of common shares issued in lieu of cash payments was determined based on the per share volume weighted average trading price of the Company’s common shares on the NYSE for the 20 trading days prior to and including December 31, 2010, or $6.51 per share. In addition, non-management trustees may make a voluntary election to receive any portion of the fees received for meeting attendance and service as Lead Independent Trustee or a committee or sub-committee chair or vice-chair in the form of common equity valued at a 25% premium to the cash that would have been received. The number of common shares issued in lieu of cash payments was determined based on the per share volume weighted average trading price of the Company’s common shares on the NYSE for the 20 trading days prior to and including December 31, 2011, or $4.66 per share.

On March 30, 2011, each non-management trustee serving the Company on that date received a multi-year stock award for 1,800 restricted common shares which vest 33% on December 31, 2011, 33% on December 31, 2012, and 33% on December 31, 2013.  On June 1, 2011 and December 30, 2011, the Company’s independent trustees received bi-annual grants of common shares that were issued under the Company’s 2008 Equity Incentive Plan.  Each grant had a value equal to approximately $22,500.  To determine the number of common shares subject to each grant, the dollar amount of the grant was divided by the volume-weighted average price (“VWAP”) for the Company’s common shares for a 20-trading day period prior to and including June 1, 2011 and December 31, 2011 and then rounded to the nearest 100 common shares.  The 20-day VWAP used for the grant on June 1, 2011 was $5.95, resulting in a grant of 3,800 common shares with a grant date fair value of $22,154 to Messrs. Capello, Elsztain (Eduardo), Hutchison, Landry and Sabin and Ms. Morgan.  The 20-day VWAP used for the grant on December 30, 2011 was $4.66, resulting in a grant of 4,900 common shares with a grant date fair value of $23,912  to Messrs. Capello, Elsztain (Daniel), Hutchison, Landry and Sabin and Ms. Morgan.

The Company reimburses all trustees for their reasonable out-of-pocket expenses incurred in connection with their service on the Board of Trustees.  The Compensation Committee has determined that any executive officer who serves on the Board of Trustees will not receive any fees for service on the Board of Trustees.

In 2011, no compensation was paid to Mr. Leven as a trustee emeritus.  For 2012, no changes have been made to the compensation to be paid to the Company's non-management trustees.  The following table presents information relating to compensation of the non-management trustees for the fiscal year ended December 31, 2011:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)

Thomas S. Capello	76,306	56,830	133,136
Daniel R. Elsztain	20,000	23,912	43,912
Eduardo S. Elsztain	24,285	22,154	46,439
Thomas J. Hutchison III	21,285	115,649	136,934
Donald J. Landry	50,209	101,202	151,411
Dianna F. Morgan	55,796	74,052	129,848
Kiran P. Patel	7,285	45,209	52,494
John M. Sabin	82,871	59,126	141,997

(1)	See table below for additional disclosure of stock awards issued to non-management trustees.

The following table presents information relating to stock awards included in the compensation of the non-management trustees for the fiscal year ended December 31, 2011:

			Shares Elected in Lieu of Cash Board Fees
Name	Bi-Annual Share Grants (1) ($)	Multi-Year Share Award Vesting (2) ($)	Annual Retainer(3) ($)	Lead Director, Committee Chair, and Vice Chair(4) ($)	Total ($)

Thomas S. Capello	46,066	10,764	-	-	56,830
Daniel R. Elsztain	23,912	-	-	-	23,912
Eduardo S. Elsztain	22,154	-	-	-	22,154
Thomas J. Hutchison III	46,066	10,764	34,445	24,374	115,649
Donald J. Landry	46,066	10,764	22,963	21,409	101,202
Dianna F. Morgan	46,066	10,764	17,222	-	74,052
Kiran P. Patel	-	10,764	34,445	-	45,209
John M. Sabin	46,066	10,764	2,296	-	59,126

(1)
Represents the aggregate grant date fair value of bi-annual share grants computed in accordance with FASB ASC 718.  The grant date fair value of the common shares granted on June 1, 2011 equals the number of common shares granted (3,800 common shares) multiplied by the closing common share price of $5.83 on the NYSE on the date of the grant.  The grant date fair value of the common shares granted on December 30, 2011 equals the number of common shares granted (4,900 common shares) multiplied by the closing common share price of $4.88 on the NYSE on the date of the grant.

(2)
Represents the aggregate grant date fair value of multi-year share awards computed in accordance with FASB ASC 718.  The grant date fair value of the restricted common shares granted on March 30, 2011 equals the number of common shares granted (1,800 restricted common shares) multiplied by the closing common share price of $5.98 on the NYSE on the date of the grant.

(3)
Represents the aggregate grant date fair value of shares elected to be received in lieu of all or a portion of a trustee’s annual retainer computed in accordance with FASB ASC 718.  The grant date fair value of the restricted common shares granted on March 30, 2011 equals the number of common shares granted multiplied by the closing common share price of $5.98 on the NYSE on the date of the grant.  The following trustees received shares by making this election:  Mr. Hutchison (5,760 shares), Mr. Landry (3,840 shares), Ms. Morgan (2,880 shares), Mr. Patel (5,760 shares) and Mr. Sabin (384 shares).

(4)
Represents the aggregate grant date fair value of shares elected to be received in lieu of all or a portion of a trustee’s Lead Director, Committee Chair or Vice-Chair fees computed in accordance with FASB ASC 718.  The grant date fair value of the restricted common shares granted on December 30, 2011 equals the number of common shares granted multiplied by the closing common share price of $4.88 on the NYSE on the date of the grant.  The following trustees received shares by making this election:  Mr. Hutchison (4,995 shares) and Mr. Landry (4,387 shares).

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis (“CD&A”) section of this proxy statement explains the type and amount of compensation provided to the Company’s “named executive officers” (“NEOs”) in 2011, as well as the principles and processes that the Compensation Committee of the Board of Trustees follows in determining such compensation. The NEOs consist of the Company’s Chief Executive Officer, the Company’s Chief Financial Officer and the Company’s three other most highly paid executive officers as of December 31, 2011.

The NEOs for 2011 are as follows:

•	Hasu P. Shah, the Company’s Chairman of the Board;

•	Jay H. Shah, the Company’s Chief Executive Officer;

•	Neil H. Shah, the Company’s President and Chief Operating Officer;

•	Ashish R. Parikh, the Company’s Chief Financial Officer; and

•	Michael R. Gillespie, the Company’s Chief Accounting Officer.

Executive Summary

The Company is a self-advised real estate investment trust that owns 67 hotels in major urban gateway markets including New York, Washington D.C., Boston, Philadelphia, Los Angeles and Miami totaling 9,598 rooms. The Company invests primarily in institutional grade hotels in central business districts, primary suburban office markets and stable destination and secondary markets in the Northeastern United States, Florida and select markets on the West Coast. The Company’s primary strategy is to continue to acquire high quality, upscale, mid-scale and extended-stay hotels in metropolitan markets with high barriers to entry in the Northeastern United States, Florida and other markets with similar characteristics. The objective of the Company’s executive compensation program is to attract, retain and motivate experienced and talented executives who can help maximize stockholder value. The Company believes that a significant portion of the compensation paid to executive officers should be closely aligned with the Company’s performance on both a short-term and long-term basis.  In addition, a significant portion of compensation should be in the form of equity in the Company to more fully align the interests of the Company’s executives and its common shareholders and to mitigate any risks associated with pay for performance components of our compensation program.

Pay for Performance

Pay for performance is an important component of our compensation philosophy. Consistent with this focus, the Company’s executive compensation program includes annual cash incentives, annual equity incentives and multi-year equity incentives.

Annual cash incentives are provided under the Company’s Annual Cash Incentive Program (“Annual CIP”) to all of the NEOs other than our Chairman, Mr. Hasu Shah. The purpose of the program is to reward achievement of annual goals and objectives and to provide at-risk, comprehensive pay opportunities linked to individual and company-wide performance on an annual basis. Eighty percent of the cash incentive is based on the achievement of Company-wide operational and financial goals, including the achievement of adjusted funds from operations (“AFFO”) targets, AFFO multiple targets and fixed charge coverage ratio targets. The remaining 20% of the cash incentive is based on the achievement by each NEO of individual-specific operational and strategic goals.

Annual and multi-year equity incentives are provided under the Company’s Annual Long-Term Incentive Program (the “Annual LTIP”) and Multi-Year Long-Term Incentive Program (the “Multi-Year LTIP”). Consistent with prior years, the Company must achieve certain financial performance goals during the performance period in order for awards to be earned by the NEOs. Performance is measured based on the Company’s achievement of absolute and relative RevPAR growth.  In addition, the Compensation Committee has discretion under the Annual LTIP to grant equity awards to the NEOs based on how the NEOs individually and as a group effected transactions that continued the transformation of the Company’s portfolio and continued to strengthen the Company’s financial position.

During the past several years, the Company has been focused on transforming its portfolio through strategic acquisitions and dispositions, improving its balance sheet and strategically accessing capital markets. Accomplishments in the year ended December 31, 2011 include, among other things, the following:

•
Reported AFFO of $0.38 per common share and partnership unit (or $0.44 per common share and partnership units after adjustments to add back the impact of disruptions due to the renovations of certain hotels during 2011 and the preferred share dividends paid on the Company’s Series B preferred shares issued in May 2011), compared to $0.34 per diluted share and unit for the year ended December 31, 2010.

•	Completed $26 million of renovation and return of investment projects to better position the Company for the lodging cycle recovery.

•
Achieved occupancy growth of 82 basis points for the consolidated hotel portfolio, average daily rate (“ADR”) growth of 6.7% for the consolidated hotel portfolio and RevPAR growth of 7.9% for the consolidated hotel portfolio.

•	Accessed equity capital markets, raising approximately $115.0 million in gross proceeds from the sale of the Company’s 8.00% Series B preferred shares.

•
Achieved the highest EBITDA margins in the Company’s history for the consolidated hotel portfolio of 38.6% which, according to publicly available information, was approximately 1,100 basis points above the median for the 2011 Peer Group identified in “—Process for Determining Executive Compensation” below.

•	Reduced the Company’s debt ratios and increased balance sheet flexbility

•
Continued to reposition the portfolio by focusing on the acquisition of hotels in high barrier to entry and major urban markets, including the acquisition of two hotels in New York City and one hotel in Washington D.C. for a total purchase price of approximately $116 million.

•	Entered two new major urban markets by acquiring one hotel in Los Angeles, CA and one hotel in Miami, FL for a total purchase price of approximately $143 million.

•
Recycled capital by entering into purchase and sale agreements for the sale of 18 hotels in secondary and tertiary markets that the Company determined to be non-core, with the sale of 14 of the 18 hotels having been completed as of the date of this proxy statement.

•	Increased the annual dividend on our common shares by 15% in 2011 from 2010.

Based on these and other measures specified in the Annual CIP and the Annual LTIP, the Company awarded the NEOs the performance-based compensation described below under “—Annual Cash Incentive Program” and “—Annual Long-Term Incentive Program for 2011.”

In addition, the Company will determine the appropriate level of awards to be granted under the various components of the Multi-Year LTIP at the conclusion of the three-year performance period ending December 31, 2012.  Any such awards will be made in the first quarter of 2013.

Stockholder Interest Alignment

We believe that our annual and multi-year long-term equity incentives further enhance long-term shareholder value by incentivizing long-term performance and aligning the interests of the NEOs and the shareholders. In addition, paying a significant portion of an NEO’s compensation in the form of restricted equity awards mitigates potential risks associated with pay-for-perofrmance elements of compensation and is a helpful tool in retaining senior executives.  Therefore, equity is a key component of the Company’s executive compensation program, with equity awards ranging between 30% and 70% of the total compensation paid to the NEOs in 2011.  All equity awards granted to the NEOs in 2011 were in the form of restricted common shares that vest over time and therefore have a retention element once such shares have been earned.  Before these shares are earned, as described above, significant value is at risk for the NEOs.

Compensation and Corporate Governance

The Compensation Committee believes that solid corporate governance should be reinforced through the Company’s executive compensation programs.

As described under “—Contractual Arrangements” below, the Company amended the employment agreements with each applicable NEO:

•	to eliminate all “gross-up” or indemnification payments to cover excise tax imposed on the applicable executive under Section 280G and Section 4999 of the Internal Revenue Code of 1986; and

•	to reduce the change of control bonus payable to no more than 2.99 times the CEO and President’s annual compensation.

As described under “—Stock Ownership Guidelines” below the Company has adopted formal stock ownership guidelines that require:

•	the Company’s non-management trustees to own Company shares equal in value to at least five times the annual cash retainer paid to non-management trustees; and

•
the Company’s executive officers to own Company shares equal in value to a multiple of such executive’s base salary as follows: Chairman of the Board (4 times); Chief Executive Officer (6  times); President and Chief Operating Officer (6 times); Chief Financial Officer (3 times); and Chief Accounting Officer and all other executive officers (1 times).

Compensation Principles

The Compensation Committee designs and oversees the Company’s compensation policies and approves compensation for the NEOs.  Each year, the Compensation Committee’s goal is to create an executive compensation program for the NEOs that is linked to the creation of shareholder value.  To accomplish this, the executive compensation program for the NEOs is designed to:

•
Support the Company’s business strategy—The Compensation Committee seeks to align executive compensation programs for the NEOs with business strategies focused on long-term growth and sustained shareholder value.  The programs are designed to motivate the NEOs to overcome challenges and exceed company goals.

•
Pay for performance—The Compensation Committee places a large portion of the NEOs’ pay “at risk” and dependent upon the achievement of specific corporate and individual performance goals. The Company pays higher compensation when goals are exceeded and lower compensation when goals are not met.

•
Pay competitively—The Compensation Committee sets target compensation to be competitive with its peer group.  We set “maximum” objectives that if achieved may place the compensation paid to the NEOs above the median compared to the peer group.

Compensation Objectives

In designing the executive compensation programs for the NEOs, the objectives are to:

•	drive superior business and financial performance by designing programs that motivate the NEOs to achieve or exceed goals within their control;

•	attract, retain and motivate the right people in the right job by rewarding NEOs that perform at a high level;

•	align the long-term interests of the NEOs and the shareholders by building significant ownership of common shares into our annual and multi-year equity incentive programs;

•	focus on long-term results, such as total shareholder return; and

•	create a balanced executive compensation program that utilizes elements that discourage excessive risk taking.

Independent Compensation Consultant

The Compensation Committee engaged FPL during 2011 as its independent compensation consultant.  FPL advised the Compensation Committee on the design of the Company’s executive compensation program for 2011 and the amounts the Company should pay to the Chief Executive Officer and the other NEOs.  FPL also provided the Compensation Committee with information on executive compensation trends, best practices and advice for potential improvements to the Company’s executive compensation program.  In addition, FPL advised the Compensation Committee on the design of the compensation program for the Company’s non-employee trustees.

FPL does no work for management, receives no compensation from the Company other than for its work in advising the Compensation Committee and maintains no other economic relationships with the Company or any of its affiliates. From time to time, FPL receives input from the Company’s Chief Executive Officer regarding the Company’s strategic goals and the manner in which the executive compensation program should support these goals.

Process for Determining Executive Compensation

The Compensation Committee structures executive compensation for the NEOs so that total targeted annual compensation opportunities are competitive with comparable positions at companies considered to be the Company’s peers.  The Compensation Committee intends for the level of compensation for the NEOs to be competitive with the compensation offered by publicly held companies that are comparable to the Company with regard to size (based on total assets and market capitalization) and industry focus (publicly trading lodging companies, including REITs). The Compensation Committee believes this allows the Company to successfully attract and retain the high quality executive talent critical to the Company’s long-term success.

In setting executive compensation for the NEOs in 2011, the Compensation Committee considered levels of compensation paid by the following group of publicly traded lodging companies (“2011 Peer Group”):

Company	Total Assets as of December 31, 2010	Market Capitalization as of December 31, 2010
Ashford Hospitality Trust ("AHT")	$3.7 billion	$569 million
Chatham Lodging Trust ("CLDT"	$0.2 billion	$159 million
Chesapeake Lodging Trust ("CHSP")	$0.4 billion	$347 million
DiamondRock Hospitality Company ("DRH")	$2.4 billion	$1,855 million
FelCor Lodging Trust Incorporated ("FCH")	$2.4 billion	$711 million
LaSalle Hotel Properties ("LHO")	$2.4 billion	$1,929 million
Pebblebrook Hotel Trust ("PEB")	$0.9 billion	$809 million
Strategic Hotels & Resorts, Inc. ("BEE")	$2.2 billion	$800 million
Sunstone Hotel Investors, Inc. ("SHO")	$2.4 billion	$1,208 million
25th Percentile	$0.9 billion	$569 million
50th Percentile	$2.4 billion	$800 million
75th Percentile	$2.4 billion	$1,208 million
Hersha Hospitality Trust (“HT”)	$1.5 billion	$1,117 million

The Compensation Committee, with input from management and the Compensation Committee’s outside independent compensation consultant, which in 2011 was FPL, annually reviews the companies included in the peer group.  Accordingly, the Compensation Committee may add or eliminate companies based on factors the Compensation Committee deems relevant. The primary criteria evaluated in the selection of the peer group include similarity of business strategy, scope of operations, total market capitalization and total assets.  The Compensation Committee excluded certain lodging-focused, self-managed equity REITs that were larger and smaller than the companies named above in terms of total assets and market capitalization, such as Host Hotels & Resorts, Inc. and Supertel Hospitality, Inc.  For compensation programs directly attributed to 2011 performance, the Compensation Committee added lodging-focused, self-managed equity REITs which became public in late 2009 or 2010, such as Chatham Lodging Trust, Chesapeake Lodging Trust, and Pebblebrook Hotel Trust, since the operating results, total assets, and market capitalization of these REITs are now comparable to those of lodging REITs that have longer operating history.

In order to provide competitive executive compensation, the Compensation Committee seeks to provide total targeted annual compensation opportunities that approximate the 50th percentile of the peer group. Actual total compensation for any given year may be paid above or below the median for the peer group.   Based on information provided to the Compensation Committee by FPL as of March 2011, the Compensation Committee determined that the total targeted annual compensation opportunity for each of the NEOs was competitive compared to the 2011 Peer Group.

The following table shows each element of the total annual compensation for 2010 for each NEO compared to the same information for the 2011 Peer Group.

Executive	Benchmark	Base Salary	Non-Equity Incentive	Equity Incentive	Total Annual Compensation
Hasu P. Shah	Chairman	3rd of 3	3rd of 3	2nd of 3	2nd of 3
Jay H. Shah	CEO	8th of 10	7th of 10	5th of 10	7th of 10
Neil H. Shah	COO	3rd of 7	3rd of 7	1st of 7	2nd of 7
Ashish R. Parikh	CFO	7th of 10	9th of 10	7th of 10	8th of 10
Michael R. Gillespie	CAO	1st of 3	3rd of 3	2nd of 3	3rd of 3

Although the Compensation Committee seeks to provide total targeted annual compensation opportunities that approximate the 50th percentile of the 2011 Peer Group, the Compensation Committee does not rely exclusively on the 2011 Peer Group data in establishing target levels of compensation and does not have a rigid or formulaic process with regard to using peer data to set target levels of compensation (for example, assigning specific weights or values to each member of the 2011 Peer Group).  Instead, the Compensation Committee uses the 2011 Peer Group data as one of many tools to assist the Compensation Committee. Survey information provided by FPL to the Compensation Committee assists the Compensation Committee in confirming the validity of the market competitiveness of the Company’s executive compensation program and provides broader context to the 2011 Peer Group data, as well as provide data for positions where data for the 2011 Peer Group is not available from public filings with the SEC. In setting total target annual compensation opportunities for each NEO, the Compensation Committee considers the following factors:

•	the competitive data (2011 Peer Group and survey data), focusing on the median of the data as a starting point;

•	each NEO’s past and continuing performance;

•	each NEO’s scope of responsibility and impact on the Company’s performance and contribution to its long-term success;

•	internal equity (i.e., an NEO’s compensation levels relative to his or her peers, direct reports and supervisors);

•	the Chief Executive Officer’s recommendations for the other NEOs; and

•
the views of the members of the Compensation Committee and the other members of the Board of Trustees on individual contribution based upon routine interaction with the NEOs on corporate and public reporting matters.

In making executive compensation determinations, the Compensation Committee generally considers the results of the most recent shareholder advisory vote on executive compensation.  At the Company’s 2011 annual shareholder meeting, the shareholders approved, on an advisory basis, of the Company’s executive compensation by a vote 118,350,482 shares “for”, 25,412,245 shares “against”, 86,325 shares “abstained” and 15,361,573 broker non-votes.  The Compensation Committee also considered input received by investors and third party sources outside of the actual vote but in connection with the 2011 annual meeting.  The Compensation Committee viewed the strong vote in favor of the Company’s executive compensation as a validation of its compensation philosophy, including its emphasis on pay for performance and equity based compensation.  In addition, based on feedback received outside of the actual vote, the Compensation Committee studied and recommended changes in (1) the Company’s contractual obligations to executives upon terminations after changes in control, and (2) the Company’s share ownership guidelines.  Each of these pro-shareholder changes is discussed elsewhere in this proxy statement.

In summary, the Compensation Committee’s process for setting total targeted annual compensation opportunities employs a flexible approach that responds to and adjusts for the evolving business environment. The Compensation Committee believes this approach permits the Company to respond to dynamics in the market for executive talent and provides the Company with flexibility in maintaining and enhancing the NEOs’ engagement, focus, motivation and enthusiasm for the Company’s long-term growth and sustained shareholder value.

Each of the NEOs’ performance is evaluated in light of the Company’s overall performance (as described in greater detail below) and non-financial goals and strategic objectives approved by the Committee and the Board of Trustees. For 2011, the Compensation Committee believed annual base salary and benefits when added to the potential variability of the annual cash and equity incentive programs and the multi-year equity incentive program provided an appropriate mix of financial security, risk and reward.

Interaction with Management

Our Compensation Committee regularly meets in executive sessions without management present. Executives generally are not present during Compensation Committee meetings, except, when requested, our chief executive officer does attend all or part of certain compensation committee meetings. Our Chief Executive Officer, considering each of the performance factors outlined below under “Components of Executive Compnesation,” annually reviews the compensation for each named executive officer and makes recommendations to our Compensation Committee regarding any proposed adjustments.  Recommendations, if any, for interim modifications to salaries are also based on the factors outlined above and are made by the Chief Executive Officer to the Compensation Committee. Final compensation decisions are ultimately made in the sole discretion of the Compensation Committee.

Components of Executive Compensation

In 2011, the components of executive compensation consisted of the following:

•	base salary;

•	annual incentives (cash bonuses);

•	long-term incentives (annual and multi-year); and

•	benefits.

Base Salary

Base salary provides the NEOs with a basic level of financial security and promotes the Compensation Committee’s objectives by attracting and retaining top talent.  Base salary increases for the Company’s Chief Executive Officer are determined by the Compensation Committee and approved by the Board of Trustees.  Base salary increases for the other NEOs are recommended by the Company’s Chief Executive Officer and are subject to review and approval by the Compensation Committee.

In order to bring target total compensation for each of the NEOs closer to the median of the 2011 Peer Group, the Compensation Committee increased 2011 base salaries for the NEOs by between 9.9% and 33.3% over 2010 levels.  Base salaries for the NEOs are as follows:

	2010 Base Salary	2011 Base Salary	Increase ($)	Increase (%)
Hasu P. Shah	$150,000	$200,000	$50,000	33.3%
Jay H. Shah	$525,000	$600,000	$75,000	14.3%
Neil H. Shah	$500,000	$575,000	$75,000	15.0%
Ashish R. Parikh	$325,000	$375,000	$50,000	15.4%
Michael R. Gillespie	$227,500	$250,000	$22,500	9.9%

Following the increases, the Compensation Committee is satisfied that each NEO’s base salary for 2011 was reasonable and appropriate based on each NEO’s responsibilities and performance.

Annual Cash Incentive Program (“Annual CIP”)

The purpose of the Annual CIP is to reward achievement of annual goals and objectives and provide at-risk, comprehensive pay opportunities linked to individual and company-wide performance on an annual basis. Each year, management proposes and the Compensation Committee evaluates and finalizes the annual goals and objectives, which are subsequently approved by the Board of Trustees. By using goals and objectives thoroughly reviewed by the Board of Trustees, the Compensation Committee rewards participants for achieving performance levels that management has identified and the Board of Trustees are critical to creating and sustaining long-term shareholder value.

The Compensation Committee believe the Annual CIP provides the NEOs other than Mr. Hasu Shah, who has not historically participated in the program, with an incentive to excel at their individual job function and area of expertise in a manner that contributes to overall Company-wide performance, and to further align the financial interests of the participating NEOs with those of shareholders. The selected performance criteria include Company-wide performance goals and specific performance goals related to the job function of each participating NEO.

Key features of the Annual CIP include the following:

•
a primary emphasis on (1) sustained Company-wide financial growth as measured by such metrics as adjusted funds from operations (“AFFO”) per share, an AFFO multiple (defined as the closing sale price of the Company’s common shares as reported by the NYSE on December 30, 2011 divided by AFFO per share for the year ended December 31, 2011), and (2) financial flexibility and balance sheet strength as measured by a fixed charge coverage ratio;

•	a structured approach to determine awards by measuring against pre-established metrics; and

•	the recognition of individual leadership achievements and contributions of participants by making the award subject to individual-specific performance goals.

The Compensation Committee, in conjunction with the Chief Executive Officer, reviews the annual cash incentive awards. Annual cash incentive awards are based on an evaluation of the performance, level of responsibility and leadership of the named executive officer in relation to overall corporate results.

For 2011, the Compensation Committee established the following mix of company performance measures for the Annual CIP:

Component/Metric	Weighting
AFFO per share	30%
AFFO multiple	30%
Fixed charge coverage ratio	20%
Individual-specific performance objectives	20%

The following table summarizes the threshold, target and maximum levels of performance for the Annual CIP:

Component/Metric	Threshold	Target	Maximum
AFFO per share(1)	$0.38 per share	$0.44 per share	$0.48 per share
AFFO multiple(1)	11.5x	12.0x	12.5x
Fixed charge coverage ratio(2)	1.60x	1.75x	1.90x
Individual-specific performance objectives(3)	N/A	N/A	N/A

(1)
AFFO per share and the AFFO multiple are determined by calculating calculated funds from operations (“FFO”) applicable to common shares and partnership units in accordance with the April 2002 National Policy Bulletin of the National Association of Real Estate Investment Trusts (“NAREIT”), which the Company refers to as the “White Paper.” The White Paper defines FFO as net income (loss) (computed in accordance with GAAP) excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated assets, plus certain non-cash items, such as loss from impairment of assets and depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Management’s interpretation of the NAREIT definition is that minority interest in net income (loss) should be added back to (deducted from) net income (loss) as part of reconciling net income (loss) to FFO. Management calculated AFFO, which reflects FFO in accordance with the NAREIT definition further adjusted by: (i) adding back write-offs of deferred financing costs on debt extinguishment, both for consolidated and unconsolidated properties; (ii) adding back amortization of deferred financing costs; (iii) making adjustments for the amortization of original issue discount/premium; (iv) adding back non-cash stock expense; (v) adding back acquisition and terminated transaction expenses; (vi) adding back FFO attributed to the Company’s partners in consolidated joint ventures; and (vii) making adjustments to ground lease payments, which are required by GAAP to be amortized on a straight-line basis over the term of the lease, to reflect the actual lease payment.

(2)
Calculated as (i) consolidated adjusted earnings before income tax, depreciation and amortization (“Adjusted EBITDA”), divided by (i) the sum of (A) interest expense, plus (B) preferred share distributions.  The Company’s interpretation of Adjusted EBITDA is that EBITDA derived from its investment in unconsolidated joint ventures should be added back to net income (loss) as part of reconciling net income (loss) to Adjusted EBITDA. In addition, Adjusted EBITDA is adjusted to (i) add back write-offs of deferred financing costs on debt extinguishment, both for consolidated and unconsolidated properties; (ii) adding back non-cash stock expense; (iii) adding back impairment related expenses; and (iv) making adjustments to ground lease payments, which are required by GAAP to be amortized on a straight-line basis over the term of the lease, to reflect the actual lease payment.

(3)	For purposes of the Annual CIP, the Compensation Committee utilized the following individual-specific performance objectives, which are the same objectives used for the 2009 and 2010 program:

Chief Executive Officer and Chief Operating Officer:

•	meet with each of the top ten institutional investor accounts at least once in 2011;

•	meet with the sales force of two different broker-dealers with significant retail customer bases in an effort to increase interest in the ownership of the Company’s common shares; and

•	completion of each subordinate’s position-specific performance goals outlined below.

Chief Financial Officer and Chief Accounting Officer:

•	complete all SEC filings on a timely basis and maintain full compliance with SEC rules and regulations;

•	receive an unqualified opinion on the effectiveness of the Company’s internal controls over financial reporting in connection with KPMG LLP’s audit of the same; and

•	have the Chief Accounting Officer accompany the Chief Executive Officer, the Chief Operating Officer and/or the Chief Financial Officer on at least four investor or lender meetings.

The Compensation Committee chose the performance targets described above to align the Annual CIP with the Company’s 2011 goals and objectives as established by management and the Board of Trustees. The Compensation Committee chose the relative weights of the performance measures based on the Compensation Committee’s desire to emphasize financial results while maintaining a focus on non-financial initiatives.

The Compensation Committee believes AFFO per share, an AFFO multiple and a fixed charge coverage ratio are appropriate and effective measures of annual Company-wide performance. The threshold level for each performance measure was set based on a level of performance that was believed to be achievable in order to motivate and retain the participating NEOs. The target level for each performance measure was set based on a level of performance that was believed to be aggressive, but obtainable. The maximum level for each performance measure was set based on a level of performance that was believed to be realizable, but only as a result of exceptional performance.

The Compensation Committee may take into account extraordinary, unusual or infrequently occurring events and transactions to adjust the performance goals used to determine whether or not the components of the Annual CIP are met. For example, the Compensation Committee may take into account effects of items that were not foreseen or contemplated when the performance goals were set by backing out the impact of such events on the performance goals being measured.

The Compensation Committee also retains the right to exercise discretion to reduce an incentive payout to ensure that payouts from the plan produce their desired result. The use of discretion was especially important at the time the performance measures were established.

Under the Annual CIP, the participating, NEOs may earn the following amounts for threshold, target and maximum performance:

	Threshold (as a % of 2011 base salary)	Target (as a % of 2011 base salary)	Maximum (as a % of 2011 base salary)
Jay H. Shah	50%	100%	150%
Neil H. Shah	50%	100%	150%
Ashish R. Parikh	25%	75%	125%
Michael R. Gillespie	15%	50%	75%

If the threshold is not achieved, the NEO could receive no Annual CIP payout.

For each of the company-specific performance measures under the Annual CIP, the Company achieved the level of performance shown in the following table.

Component/Metric	Actual 2011 Performance
AFFO per share	$0.44 per share(1)
AFFO multiple	12.8x
Fixed charge coverage ratio	2.10x

(1)
As reported, AFFO per common share and partnership unit was $0.38 for the year ended December 31, 2011.  AFFO per common share and partnership unit of $0.44, for purposes of determining payouts under the Annual CIP, includes adjustments to add back the impact of disruptions due to the renovations of our properties during 2011 and the preferred dividends incurred as a result of the issuance of Series B preferred shares in May of 2011.

In addition, the participating NEOs satisfied each of the individual-specific performance objectives described above.  As a result, each of the participating NEOs was awarded the maximum cash bonus under each component of the Annual CIP with the exception of AFFO per share, which was awarded at the target level of performance.  Cash bonuses in the amounts shown below were paid to the participating NEOs in March 2012:

Participating NEO	Actual Bonus (Paid March 2012)
Jay H. Shah	$810,000
Neil H. Shah	$776,250
Ashish R. Parikh	$412,500
Michael R. Gillespie	$168,750

Annual Long-Term Incentive Program for 2011 (“Annual LTIP”)

The Compensation Committee adopted the Annual LTIP for the NEOs, pursuant to which the NEOs are eligible to earn equity awards in the form of stock awards or performance share awards.  The Compensation Committee believes it is important to provide the NEOs with annual equity incentives to promote retention, incent sustainable growth and long-term value creation, and to further align the interests of the NEOs with those of shareholders by exposing the NEOs to stock price changes during the performance and vesting periods. Awards under the Annual LTIP are both “performance based” and “time based.”

The Company must achieve certain financial performance during the performance period in order for 60% of the award to be earned. The remaining portion of the award is granted at the discretion of the Compensation Committee based on its assessment of company and individual performance without regard to pre-defined performance criteria.  If awards are earned, the common shares granted are subject to vesting over a four year period that begins on the first day of the performance period.

For 2011, the Compensation Committee established the following mix of performance measures for the Annual LTIP:

Component/Metric	Weighting
Absolute RevPAR growth	30%
Relative RevPAR growth	30%
Subjective (discretionary)	40%

The following table summarizes the threshold, target and maximum levels of performance for the Annual LTIP:

Component/Metric	Threshold	Target	Maximum
Absolute RevPAR growth	5.5%	6.5%	7.5%
Relative RevPAR growth	2011 Peer Group median + 25 basis points	2011 Peer Group median + 50 basis points	2011 Peer Group median + 75 basis points
Subjective (discretionary)	N/A	N/A	N/A

Awards under the Annual LTIP were denominated in dollars, but payable in common shares issued pursuant to the Company’s 2012 Equity Incentive Plan based on the volume weighted average trading price of the Company’s common shares on the NYSE for the 20 trading days prior to and including December 31, 2011, or $4.66 per share. The following table sets forth the potential award for each NEO pursuant to the Annual LTIP, in terms of dollar value, that each NEO was eligible to earn:

NEO	Dollar Value of Possible Equity Awards (Threshold to Maximum)
Hasu P. Shah	$240,000 to $400,000
Jay H. Shah	$750,000 to $1,250,000
Neil H. Shah	$750,000 to $1,250,000
Ashish R. Parikh	$260,000 to $430,000
Michael R. Gillespie	$95,000 to $160,000

In March 2012, the Compensation Committee determined, based on information provided by management., that the Company had achieved the maximum level of performance for each of the RevPAR-specific performance measures under the Annual LTIP. The Company’s actual 2011 performance in relation to the RevPAR performance goals is as follows:

Component/Metric	Actual 2011 Performance
Absolute RevPAR growth	7.90%
Relative RevPAR growth(1)	2011 Peer Group median + 100 basis points

(1)	Median (50th percentile) RevPAR growth for the 2011 Peer Group was 6.9% for 2011. The Company’s RevPAR growth for 2011 was 7.9%.

In assessing the subjective, discretionary element of the Annual LTIP, the Compensation Committee considered, in general, how the NEOs individually and as a group effected transactions that continued the transformation of the Company’s portfolio and continued to strengthen the Company’s financial position.  The Compensation Committee believes that the NEOs performance in 2011 positioned the Company for continued growth in 2012.

The Compensation Committee also considered the following:

•
the contributions of the NEOs in entering into a purchase and sale agreement for a portfolio of 18 of the Company’s non-core assets in a difficult deal environment, hastening the transformation of the Company’s portfolio.

•	the contributions of the NEOs in completing the acquisition of two hotels in New York City and one hotel in Washington D.C., strategic markets the Company considers critical to long-term growth;

•	the contributions of the NEOs in entering two new strategic markets with the acquisition of high quality properties in Miami, FL, and Los Angeles, CA;

•
the contributions of the NEOs in completing a public offering of preferred shares in 2011, which provided equity necessary to execute its strategy of expanding its presence in its existing markets and penetrating new strategic markets; and

•	the contributions of the NEOs in reducing the Company’s overall leverage during 2011.

As a result of these contributions and the achievement of the maximum level of performance with respect to the specific performance measures established under the Annual LTIP, the Compensation Committee approved the following awards of restricted common shares for the NEOs in March 2012:

Participating NEO	Dollar Amount of Annual LTIP Award (Maximum Performance)	Number of Restricted Common Shares Awarded(1)
Hasu P. Shah	$400,000	85,837
Jay H. Shah	$1,250,000	268,240
Neil H. Shah	$1,250,000	268,240
Ashish R. Parikh	$430,000	92,275
Michael R. Gillespie	$160,000	34,335

(1)
Determined by dividing the dollar amount of the award under the Annual LTIP at the maximum level of performance by $4.66, the per share volume weighted average trading price of the Company’s common shares on the NYSE for the 20 trading days prior to and including December 31, 2011. The restricted common shares awarded to the NEOs pursuant to the Annual LTIP vest as follows: 25% on the date of grant and 25% on December 31, 2012, 2013 and 2014.

Multi-Year, Long-Term Incentive Program (“Multi-Year LTIP”)

On May 7, 2010, the Compensation Committee adopted a multi-year, long-term incentive program (“Multi-Year LTIP”) and granted awards pursuant to the program to the NEOs.  The awards pursuant to the Multi-Year LTIP consisted of agreements to award common shares where the number of common shares awarded is not determined until the end of a three-year performance period.  In the case of the awards pursuant to the Multi-Year LTIP, once the awards are determined and made at the end of the three-year performance period, one-half of the awarded common shares remain subject to time-based forfeiture provisions.  Pursuant to the employment agreement of each named executive officer, upon a termination without cause or a resignation for good reason within 12 months following a change of control, the Compensation Committee intends for the unearned Multi-Year LTIP awards to be automatically earned at the maximum performance level and for any common shares issuable upon settlement of Multi-Year LTIP awards to be fully vested.

The Compensation Committed adopted the multi-year LTIP because it wanted a simple and clear multi-year program based on long-term (more than one performance cycle) total shareholder return (“TSR”).  The Compensation Committee believes TSR is a common metric utilized by publicly traded REITs in multi-year equity incentive programs.  Noting that companies vary between reliance on absolute and relative TSR growth, the Compensation Committee, based on the recommendation of FPL, adopted a program that utilizes absolute and relative TSR on a mutually exclusive basis, with the absolute component having a larger overall weighting.

The Multi-Year LTIP has a three-year performance period, which commenced on January 1, 2010 and will end on December 31, 2012.  The performance goals and weighting established by the Compensation Committee are as follows:

Component/Metric	Weighting	Threshold	Target	Maximum
Absolute TSR	75%	5.5%	6.5%	7.5%
Relative TSR(1)	25%	Peer Group median - 150 basis points	Peer Group median + 50 basis points	Peer Group median + 250 basis points

(1)	TSR of the Company compared to median TSR of a peer group consisting of the 2011 Peer Group.

In the event the minimum thresholds are not met, the NEOs will not receive any awards under this plan, unless otherwise determined by the Compensation Committee.  In the event the Company outperforms the peer group on a relative TSR basis, but delivers a negative TSR return over the three-year performance period on an absolute basis, the payouts related to relative performance will be reduced by one-third.  If absolute or relative performance falls between two performance objectives (i.e., between threshold and target performance or between target and maximum performance), linear interpolation will apply and the payout will be pro rated consistent with the level of performance achieved.

The following table sets forth, in terms of dollars, the estimated future payouts under the Multi-Year LTIP:

NEO	Threshold	Target	Maximum
Hasu P. Shah	$675,000	$900,000	$1,125,000
Jay H. Shah	$1,800,000	$2,400,000	$3,000,000
Neil H. Shah	$1,800,000	$2,400,000	$3,000,000
Ashish R. Parikh	$675,000	$900,000	$1,125,000
Michael R. Gillespie	$213,750	$285,000	$356,250

Payouts under the Multi-Year LTIP are denominated in a specified dollar amount for each NEO, but, depending on the level of performance achieved, will be made with common shares awarded pursuant to the shareholder-approved 2012 Equity Incentive Plan.  The actual number of common shares received by the NEOs will depend on the Company’s performance over the three-year performance period.  The number of common shares issuable for threshold, target and maximum performance will be determined based on the volume weighted average price of the Company’s common shares on the NYSE for the 20 trading days prior to and including December 31, 2009, or $2.82 per share.

The number of common shares issuable to each of the NEOs at each level of performance is as follows:

NEO	Threshold	Target	Maximum
Hasu P. Shah	239,362	319,149	398,936
Jay H. Shah	638,298	851,064	1,063,830
Neil H. Shah	638,298	851,064	1,063,830
Ashish R. Parikh	239,362	319,145	398,936
Michael R. Gillespie	75,798	101,064	126,330

If the award is earned, half of the common shares issued, if any are issued, will be fully vested when granted following the conclusion of the three-year performance period.  The other half of the common shares issued, if any are issued, will be subject to forfeiture restrictions that will lapse on December 31, 2013.  Distributions on the common shares potentially issuable under the Multi-Year LTIP accumulate from the beginning of the performance period and will be paid in cash if and when the common shares issuable pursuant to the program vest.

Benefits

Benefits are established based upon an assessment of competitive market factors and a determination of what is required to attract and retain talent, as well as provide long-term financial security to the Company’s employees and their families.  The Compensation Committee periodically considers benefit levels based on competitive influences, as well as the cost of the programs to the Company relative to the value to employees.  The Company’s primary benefits for executive officers include participation in the Company’s health, dental and vision plans, 40l(k) plan and various insurance plans, including disability and life insurance, on the same basis as any other employee, The Company does not match employee contributions to its 401(k) plan, including contributions made by named executive officers.

Contractual Arrangements

The Company has entered into employment agreements with Hasu P. Shah, Jay H. Shah, Neil H. Shah, Ashish R. Parikh and Michael R. Gillespie.  The terms of these employment agreements include provisions related to payments to be made to the officers for events related to changes of control of the Company.  These employment agreements are described under “Agreements with Executive Officers and Potential Payments Upon Termination or Change-in-Control” below.  The Compensation Committee believes it is appropriate for the Company to have an employment agreement with the executive officers to support stable and highly competent management on a long-term basis.

In early 2012, the Compensation Committee reviewed the continued suitability of the employment and change of control agreements.  The Compensation Committee determined that the agreements should be amended to more fully align the interests of the executives and those of the shareholders in certain change of control transactions.  The amendments reflect the consideration by the Compensation Committee of the Board of the changing institutional investor views with respect to “gross up” provisions in executive employment agreements by making these provisions less favorable to the executive and less costly to the Company in the event of a change of control.  The amendments to the agreements include:

•
for each named executive officer, the elimination of the excise tax indemnification provision with respect to “parachute payments” (as defined in Section 280G(b)(2)(A) of the Internal Revenue Code of 1986) and, in lieu thereof, the addition of a “modified cap” provision that would reduce payments due to an executive in connection with a change of control (as defined in the agreements) to avoid an excise tax liability if and only to the extent that a reduction will allow the named executive officer to receive a greater net after tax amount than executive would receive absent a reduction;

•
for Jay H. Shah, the reduction of the change of control bonus payable in the event of a termination without cause or such Executive’s resignation for good reason (as defined in the agreements) within 12 months following a change of control (as defined in the agreements) from 4 times to 2.99 times Mr. Shah’s annual compensation (as defined in the agreements);

•
for Neil H. Shah, the reduction of the change of control bonus payable in the event of a termination without cause or such Executive’s resignation for good reason (as defined in the agreements) within 12 months following a change of control (as defined in the agreements) from 3 times to 2.99 times Mr. Shah’s annual compensation (as defined in the agreements)

The Compensation Committee believes that the employment agreements, as revised, serve the interests of the Company and its shareholders by ensuring that if a hostile or friendly change of control is ever under consideration, its executives will be able to advise the Board of Trustees about the potential transaction in the best interests of shareholders, without being unduly influenced by personal considerations, such as fear of the economic consequences of losing their jobs as a result of a change of control.  The change of control agreements include so-called double triggers, which mean that benefits become available to executives under the agreements only upon a change of control followed by termination of the executive without cause or resignation by the executive for good reason.  The Compensation Committee believes that a double trigger appropriately protects the legitimate interests of executives in employment security without unduly burdening the Company or shareholder value.

To induce the named executive officers to agree to the substantial reduction in benefits upon certain terminations following a change of control as described above, the Company, upon recommendation of the Compensation Committee of the Board, awarded certain restricted common shares to the named executive officer pursuant to the 2012 Equity Incentive Plan as follows:

Name	Number of Restricted Shares
Hasu P. Shah	62,408
Jay H. Shah	615,167
Neil H. Shah	255,010
Ashish R. Parikh	82,143
Michael R. Gillespie	20,867

None of these restricted shares will vest prior to the third anniversary of the date of issuance.  Thereafter, 33.3% of each award of restricted shares will vest on each of the third, fourth and fifth anniversaries of the date of issuance.  Vesting will accelerate upon a change of control or if the relevant executive’s employment with the Company were to terminate for any reason other than for cause (as defined in the agreements).

Stock Ownership Guidelines

To further align the interests of the Company’s trustees and executive officers with the interests of our shareholders, the Board has established minimum share ownership guidelines that apply to all non-management trustees and named executive officers.  Non-management trustees are required to own Company shares equal in value to at least five times the annual cash retainer paid to non-management trustees.  In addition, the Company’s executive officers are required to own Company shares equal in value to a multiple of such executive’s base salary as follows:  Chairman of the Board -- 4 times; Chief Executive Officer -- 6 times; President and Chief Operating Officer -- 6 times; Chief Financial Officer -- 3 times; and Chief Accounting Officer and all other named executive officers -- 1 times.

All trustees and executives are expected to achieve this minimum ownership within three years of assuming the relevant positions with the Company.  For the purpose of these guidelines, a person shall be deemed to own all Company shares beneficially owned by such person within the meaning of the United States federal securities laws, including for these purposes preferred shares of the Company, common shares of the Company, operating partnership units in Hersha Hospitality Limited Partnership and other securities issued by the Company or its subsidiaries that are exercisable for, convertible into or exchangeable for common shares of the Company.

Compensation-Related Risk

The Compensation Committee oversees the compensation policies and plans for all employees. The Company’s senior management, at the request of the Compensation Committee, has assessed the Company’s compensation programs and has concluded that they do not create risks that are reasonably likely to have a material adverse effect on the Company.

As part of its annual risk assessment, the Company’s senior management, with assistance from the Company’s outside counsel, analyzed whether the Company’s compensation policies and practices, including non-executive officer compensation practices, could reasonably have a material adverse effect on the Company. This assessment focused primarily on the design of the Company compensation programs and practices for executive officers and employees as it relates to the business risks that the Company faces.  Specifically, management considered the fact that employees, other than the named executive officers who participate in the executive compensation program described in this proxy statement, receive only a small percentage of their total compensation in the form of variable, performance-based compensation.  Further, performance-based compensation to executive officers is primarily in the form of equity awards, which the Company believes encourages actions for long term shareholder value, rather than short term risk-taking that could materially and adversely affect the Company’s business.  The Company’s senior management also considered the active role played by the Compensation Committee and the overall design of the executive compensation program, which the Company’s senior management believes encourages an appropriate level of risk taking, creates long-term shareholder value and avoids unnecessary or excessive levels of enterprise risk.

In addition, the Company’s senior management discussed, both internally and with the Company’s outside counsel, its assessment of the Company’s compensation practices and programs and whether those practices and programs create risks that could reasonably be expected to have a material adverse affect on the Company.  Based on its assessment, the Company’s senior management has concluded that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.  Upon completion of the risk assessment, the Company’s senior management reported its findings to the Compensation Committee and discussed with the Compensation Committee those findings in light of the disclosure requirements under applicable SEC rules.

2012 Executive Compensation Program

The Compensation Committee, in consultation with FPL, has conducted a comprehensive review of the Company’s executive compensation arrangements, including a comparison of compensation practices at several peer companies.  As a result of that review, on April 16, 2012, the Compensation Committee adopted the 2012 executive compensation program for the NEOs as indicated below.

Base Salary

The Compensation Committee and the independent consultant undertook a review of base salary practices at peer companies.  Based on that review, in furtherance of the Committee’s philosophy of targeting the 50th percentile of compensation practices at peer companies, and taking into consideration the Company’s recent performance, the Committee determined to increase 2011 base salaries for the NEOs by between 7.5% and 8.7% over 2011 levels.  Base salaries for 2012 for the NEOs are as follows:  Mr. Hasu Shah—$215,000 (a 7.5% increase over 2011); Mr. Jay Shah—$650,000 (a 8.3% increase over 2011); Mr. Neil Shah—$625,000 (a 8.7% increase over 2011); Mr. Parikh—$405,000 (a 8.0% increase over 2011); and Mr. Gillespie—$270,000 (a 8.0% increase over 2011).

2012 Annual Cash Incentive Program (“2012 Annual CIP”)

Except for Mr. Hasu Shah who does not participate in the Company’s annual cash bonus plan, each of the NEOs is eligible to receive a cash bonus for 2012 based upon the achievement of certain Company and individual-specific performance goals.  Consistent with the 2010 Annual CIP, 80% of the award will be based on the achievement of Company performance goals relative to Adjusted Funds From Operations ("AFFO") per share (30%), an AFFO multiple (30%) and a fixed charge coverage ratio (20%).  The final twenty percent of the award will be based on the achievement of individual-specific performance goals.  If minimum threshold goals are not met, the NEO could receive no bonus.  Minimum payouts to be made to the NEOs for achieving the performance goals range from 25% to 75% of the participating NEOs’ 2012 base salary. Maximum payouts to be made to the NEOs for achieving the maximum performance goals range from 75% to 150% of the participating NEOs’ 2012 base salary.  The Committee retains discretion to determine the actual payout within the range established for each NEO if the Company and individual-specific performance goals are achieved for the 2012 performance year.

The possible ranges of cash bonus compensation under the 2012 Annual CIP are as follows:

NEO	Range of Possible Cash Bonus
Jay H. Shah	$487,500 to $975,000
Neil H. Shah	$468,750 to $937,500
Ashish R. Parikh	$202,500 to $506,250
Michael R. Gillespie	$67,500 to $202,500

2012 Long-Term Equity Incentives

Consistent with the 2011 program, the Compensation Committee adopted an annual long-term equity incentive plan (“2012 Annual LTIP”) for the NEOs, pursuant to which the NEOs will be eligible to earn equity awards in the form of stock awards or performance share awards.  The equity awards for 2012 will be determined and granted to the NEOs in the first quarter of 2013.  Forty percent of the award will be made, subject to the sole discretion of the Committee, if the NEO is employed by the Company on the date awards are determined.  30% of the award will be based on RevPAR growth in 2012 on an absolute basis.  The final 30% of the award will be based on RevPAR growth in 2012 relative to a group of peer companies.  To assess RevPAR growth relative to the peer group, the peer group will comprise Ashford Hospitality Trust, Chatham Lodging Trust, Chesapeake Lodging Trust, DiamondRock Hospitality Co., FelCor Lodging Trust, Inc., Lasalle Hotel Properties, Inc., Pebblebrook Hotel Trust, RLJ Lodging Trust, Strategic Hotels & Resorts, Inc., and Sunstone Hotel Investors, Inc..  All of the common shares subject to these equity awards will be granted subject to time-based forfeiture restrictions that will lapse over a four-year period.

The equity awards for 2012 will be made pursuant to the Company’s 2012 Equity Incentive Plan or any other equity incentive plan approved by the Company’s shareholders.  The equity awards for 2012 will be based on a specified dollar amount for each NEO divided by the 20-day volume weighted average closing price of the Company’s common shares on the New York Stock Exchange as of December 31, 2012.  The following table sets forth the potential equity awards for 2012, in terms of dollar value, that each NEO may earn:

NEO	Dollar Value of Possible Equity Awards
Hasu P. Shah	$325,000 to $425,000
Jay H. Shah	$950,000 to $1,350,000
Neil H. Shah	$950,000 to $1,350,000
Ashish R. Parikh	$315,000 to $450,000
Michael R. Gillespie	$130,000 to $180,000

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and, based on such review and discussion, the Compensation Committee recommends to the Board of Trustees that it be included in this proxy statement.

COMPENSATION COMMITTEE,

Thomas J. Hutchison III (Chair)
Thomas S. Capello
Dianna F. Morgan
April 20, 2012	John M. Sabin

EXECUTIVE COMPENSATION

Summary Compensation Table for 2011

The following table presents information relating to total compensation of the named executive officers for the fiscal year ended December 31, 2011.

Name and Principal Position	Year	Salary	Stock Awards(1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total

Hasu P. Shah	2011	$200,000	$467,812	$-	$2,494	$670,306
Chairman of the Board of Trustees	2010	150,000	1,868,500	-	5,362	2,023,862
	2009	150,000	234,900	-	11,893	396,793

Jay H. Shah	2011	$600,000	$1,461,908	$810,000	$4,365	$2,876,273
Chief Executive Officer	2010	525,000	5,550,179	656,250	4,330	6,735,759
	2009	446,250	861,539	446,250	16,972	1,771,011

Neil H. Shah	2011	$575,000	$1,461,908	$776,250	$17,540	$2,830,698
President and Chief Operating Officer	2010	500,000	5,550,179	625,000	17,540	6,692,719
	2009	420,000	861,539	420,000	28,896	1,730,435

Ashish R. Parikh	2011	$375,000	$502,899	$412,500	$17,540	$1,307,939
Chief Financial Officer	2010	325,000	1,937,032	325,000	17,540	2,604,572
	2009	288,750	440,454	288,750	16,593	1,034,547

Michael R. Gillespie	2011	$250,000	$187,126	$168,750	$17,540	$623,416
Chief Accounting Officer	2010	227,500	625,959	113,750	17,540	984,749
	2009	202,125	102,777	101,063	16,593	422,558

(1)
The amounts in the “Stock Awards” for 2011 reflect the aggregate grant date fair value of common shares, some of which are subject to time-based forfeiture restrictions, issued to the named executive officers in March 2012 pursuant to the 2011 Annual LTIP following completion of the one-year performance period.  The aggregate grant date fair value of these stock awards has been computed in accordance with FASB ASC Topic 718.  These amounts are based on the maximum level of performance established by the Compensation Committee, which the Compensation Committee determined had been achieved.  The performance levels are described in “Compensation Discussion and Analysis— Components of Executive Compensation.” The aggregate grant date fair value of these awards was determined by multiplying the number of common shares granted to the named executive officer by $5.45, the closing price of the Company’s common shares on the NYSE on March 26, 2012.

(2)
As described in “Compensation Discussion and Analysis— Components of Executive Compensation” above, the amounts in the “Non-Equity Incentive Plan Compensation” column for 2011 represent the actual amounts paid to the named executive officers other than Mr. Hasu Shah pursuant to the Company’s Annual CIP for 2011.  These amounts were paid to the named executive officers other than Mr. Hasu Shah in March 2012 after the performance period had been completed and the actual level of performance had been determined.  The estimated possible payouts under this program appear under the column “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” in the Grants of Plan-Based Awards Table.

(3)	Includes insurance premiums paid by the Company for medical, dental and life insurance benefits.

Total compensation for 2010 exceeded total compensation for 2011 primarily due to aggregate grant date fair value of performance-based awards under the Multi-Year LTIP.  The amounts in “Stock Awards” for 2010 include the aggregate grant date fair value of the right to receive common shares following completion of the three-year performance period under the Multi-Year LTIP.  The aggregate grant date fair value of the right to receive equity awards under the Multi-Year LTIP was $1,524,028 for Mr. Hasu Shah, $4,064,070 for Mr. Jay Shah, $4,064,070 for Mr. Neil Shah, $1,524,028 for Mr. Parikh and $482,609 for Mr. Gillespie.  These amounts are based on the probable outcome of the performance conditions established by the Compensation Committee in May 2010, which are described in “Compensation Discussion and Analysis— Components of Executive Compensation” above, and assumes the maximum level of performance has been achieved for the Multi-Year LTIP.  For a discussion of the assumptions used in determining the grant date fair value of the right to receive equity awards under the Multi-Year LTIP, see Note 9 (“Share-Based Payments”) to the Company’s audited consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2011.

As described in “Compensation Discussion and Analysis— Components of Executive Compensation” above, the Company does not grant equity awards under the Annual LTIP or the Multi-Year LTIP until the applicable performance period has been completed and the actual level of performance achieved has been determined.  The performance period under the Annual LTIP began on January 1, 2011 and was completed on December 31, 2012.  On March 14, 2012, the Compensation Committee determined that the named executive officers had achieved the maximum level of performance under the 2011 Annual LTIP and awarded an aggregate of 748,927 restricted common shares to the named executive officers.  The performance period under the Multi-Year LTIP began on January 1, 2010 and will not be completed until December 31, 2012.  The Compensation Committee intends to determine the actual level of performance under the Multi-Year LTIP during the first quarter of 2013.  Estimated future payouts under the Company’s Multi-Year LTIP appear under the column “Estimated Future Payouts Under Equity Incentive Plan Awards” in the Grants of Plan-Based Awards Table for 2010.

Grants of Plan-Based Awards Table for 2011

The following table presents information regarding grants of plan-based awards to the named executive officers during the fiscal year ended December 31, 2011.  For more information regarding grants of plan-based awards, see “Compensation Discussion and Analysis” above.

			Estimated Possible Payouts Under			Estimated Future Payouts Under			Grant Date Fair Value of
			Non-Equity Incentive Plan Awards(2)			Equity Incentive Plan Awards(3)			Stock
Name	Type of Award (1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	Awards (4) ($)

Hasu P. Shah	ALTIP	3/16/2011				240,000	320,000	400,000	467,812

Jay H. Shah	ACIP	3/16/2011	300,000	600,000	900,000
	ALTIP	3/16/2011				750,000	1,000,000	1,250,000	1,461,908

Neil H. Shah	ACIP	3/16/2011	287,500	575,000	862,500
	ALTIP	3/16/2011				750,000	1,000,000	1,250,000	1,461,908

Ashish R. Parikh	ACIP	3/16/2011	93,750	281,250	468,750
	ALTIP	3/16/2011				260,000	345,000	430,000	502,899

Michael R. Gillespie	ACIP	3/16/2011	37,500	125,000	187,500
	ALTIP	3/16/2011				95,000	128,000	160,000	187,126

(1)	Type of award:
ACIP—Annual CIP for 2011
ALTIP—Annual LTIP for 2011

(2)
Represents the range of potential cash payouts to be made to the named executive officers other than Mr. Hasu Shah pursuant to the Company’s Annual CIP.  Under this program, cash payments were made to Messrs. Jay Shah, Neil Shah, Parikh and Gillespie in March 2012 in the amounts shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(3)
Awards pursuant to the Annual LTIP are denominated in dollars, but are payable in common shares based on the volume-weighted average price of the common shares for the 20 trading days prior to and including December 31, 2011, as reported by the NYSE, or $4.66 per share.  On March 26, 2012, the Company issued an aggregate of 748,927 restricted common shares to the named executive officers pursuant to the Annual LTIP.  The restricted common shares were issued pursuant to the Company’s 2012 Equity Incentive Plan and are subject to time-based forfeiture restrictions which lapse over the following schedule: 25% upon issuance and 25% on December 31, 2012, 2013, and 2014.

(4)
For the Annual LTIP, amount represents the aggregate fair value of the common shares and restricted common shares on the date of issuance, or $5.45 per share, at the maximum level of performance. Fair value of these awards has been computed in accordance with FASB ASC Topic 718. See Footnote 1 to the Summary Compensation Table for 2010 for more information.

Outstanding Equity Awards at Fiscal Year-End Table for 2011

The following table presents information concerning outstanding equity awards as of the end of the fiscal year ended December 31, 2011.

		Stock Awards
		Time Vested Awards		Equity Incentive Plan Awards
NEO	Award Type	Number of Shares That Have Not Vested (#) (1)	Market Value of Shares That Have Not Vested ($)(2)	Number of Unearned Shares That Have Not Vested (#)		Payout Value of Unearned Shares That Have Not Vested ($)

Hasu P. Shah	Time Vest	77,128	$376,385
	ALTIP			85,837	(3)	$418,885	(4)
	MYLTIP			239,690	(5)	$1,169,687	(6)

Jay H. Shah	Time Vest	270,101	$1,318,093
	ALTIP			268,240	(3)	$1,309,011	(4)
	MYLTIP			639,172	(5)	$3,119,159	(6)

Neil H. Shah	Time Vest	270,101	$1,318,093
	ALTIP			268,240	(3)	$1,309,011	(4)
	MYLTIP			639,172	(5)	$3,119,159	(6)

Ashish R. Parikh	Time Vest	106,120	$517,866
	ALTIP			92,275	(3)	$450,302	(4)
	MYLTIP			239,690	(5)	$1,169,687	(6)

Michael R. Gillespie	Time Vest	23,619	$115,261
	ALTIP			34,335	(3)	$167,555	(4)
	MYLTIP			75,902	(5)	$370,402	(6)

(1)
Represents restricted common shares awarded to the named executive officers on June 1, 2008, and June 1, 2009.  These restricted common shares vest 25% each year beginning on the first anniversary of the grant date.  On June 1, 2012, a total of 298,125 restricted common shares will vest.  On June 1, 2013, a total of 228,609 restricted common shares will vest.  Also includes restricted common shares awarded to the named executive officers on March 30, 2011 of which 25% vested immediately upon issuance.  The remaining restricted common shares vest 25% each year beginning on December 31, 2011.  On December 31, 2012, a total of 110,166 restricted common shares will vest.  On December 31, 2013, a total of 110,169 restricted common shares will vest.

(2)	Calculated by multiplying the number of unvested restricted common shares as of December 31, 2011 by $4.88, which was the closing market price of the Company’s common shares on that date.

(3)
Represents the number of common shares issuable pursuant to the Annual LTIP based on achieving maximum performance goals established by the Compensation Committee. On March 26, 2012, the Company granted a total of 748,927 common shares to the named executive officers pursuant to this program of which 25%, or 187,230 common shares, vested immediately upon issuance. The remaining common shares issued are restricted and vest 25%, or 187,232, on December 31, 2012, 25%, or 187,232, on December 31, 2013, 25%, or 187,233, on December 31, 2014.

(4)
Calculated by multiplying the number of common shares and restricted common shares issuable pursuant to the Annual LTIP based on achieving maximum performance goals established by the Compensation Committee by $4.88, which was the closing market price of the Company’s common shares on December 31, 2011. As discussed elsewhere in this proxy statement, the maximum number of common shares were issued on March 26, 2012. Actual closing market price of the Company’s common shares on March 26, 2012, the date the common shares and restricted common shares were issued under the Annual LTIP, was $5.45 per share.

(5)
Represents the number of common shares issuable pursuant to the Multi-Year LTIP based on achieving threshold performance goals established by the Compensation Committee. The common shares will be issued, if earned, in the first quarter of 2013.

(6)
Calculated by multiplying the number of common shares issuable pursuant to the Multi-Year LTIP based on achieving threshold performance goals established by the Compensation Committee by $4.88, which was the closing market price of the Company’s common shares on December 31, 2011. The aggregate grant date fair value of the right to receive equity awards under the Multi-Year LTIP, calculated in accordance with FASB ASC 718, was $1,524,028 for Mr. Hasu Shah, $4,064,070 for Mr. Jay Shah, $4,064,070 for Mr. Neil Shah, $1,524,028 for Mr. Parikh and $482,609 for Mr. Gillespie.

Option Exercises and Stock Vested Table for 2011

The following table presents information concerning restricted common shares and performance share awards that vested or were earned for each of the named executive officers during the fiscal year ended December 31, 2011.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Hasu P. Shah	58,236	$327,995	(2)
Jay H. Shah	207,041	$1,176,326	(3)
Neil H. Shah	207,041	$1,176,326	(4)
Ashish R. Parikh	80,897	$460,109	(5)
Michael R. Gillespie	18,888	$106,469	(6)

(1)
Represents the aggregate dollar amount realized upon the vesting of restricted common shares.  This amount has been calculated by multiplying the number of vested common shares, including vested common shares issued upon the settlement of performance common shares that have been earned, by the closing price of the Company’s common shares on the NYSE on the vesting date.

(2)	Represents the vesting of 14,401, 29,434, and 14,401 restricted common shares on March 30, 2011, June 1, 2011, and December 31, 2011, respectively.

(3)	Represents the vesting of 38,402, 130,236, and 38,403 restricted common shares on March 30, 2011, June 1, 2011, and December 31, 2011, respectively.

(4)	Represents the vesting of 38,402, 130,236, 38,403 restricted common shares on March 30, 2011, June 1, 2011, and December 31, 2011, respectively.

(5)	Represents the vesting of 14,401, 52,095, and 14,401 restricted common shares on March 30, 2011, June 1, 2011, and December 31, 2011, respectively.

(6)	Represents the vesting of 4,560, 9,768, and 4,560 restricted common shares on March 30, 2011, June 1, 2011, and December 31, 2011.

Agreements with Executive Officers and Potential Payments Upon Termination or Change-in-Control

As described above under the heading “Contractual Arrangements,” in April 2012, the Company entered into amended and restated employment agreements with Hasu P. Shah (Chairman of the Board), Jay H. Shah (Chief Executive Officer), Neil H. Shah (President and Chief Operating Officer), Ashish R. Parikh (Chief Financial Officer) and Michael R. Gillespie (Chief Accounting Officer) replacing the prior agreements with each executive.  Each agreement is for an initial term through December 31, 2013, and thereafter will renew for successive one year periods unless terminated by either party.

Each employment agreement provides for the payment of a minimum annual base salary to the executive officer, subject to any increase approved by the Board of Trustees.  In addition, each executive officer is eligible to receive other incentive compensation, including but not limited to, grants of stock options or common shares of stock.  Each of the employment agreements also contains certain confidentiality, non-competition and non-recruitment provisions.

Each of the employment agreements provides for cash payments and the provision of other benefits to the executive officer upon the occurrence of certain triggers.  These triggers include the executive officer’s voluntary termination, the executive officer’s termination without cause (other than a termination without cause during the 12-month period following a change of control), the executive officer’s termination with cause, the executive officer’s death or disability and the executive officer’s termination without cause or resignation for good reason within 12 months of a change of control.

The following tables set forth the total cost that the Company would have incurred and the payments the named executive officers would have received if they were terminated as of December 31, 2011 under the terms of the employment agreements (as amended and restated in April 2012), assuming such agreements were in place as of December 31, 2011:

Voluntary Termination/Termination With Cause

	Cash Payment ($) (1)	Continued Medical and Dental Benefits ($)	Number of Shares to Vest Upon Termination (#)	Value of Shares to Vest Upon Termination ($)	Total Cost of Termination ($)
Hasu P. Shah	$-	$-	N/A	N/A	$0
Jay H. Shah	$-	$-	N/A	N/A	$0
Neil H. Shah	$-	$-	N/A	N/A	$0
Ashish R. Parikh	$-	$-	N/A	N/A	$0
Michael R. Gillespie	$-	$-	N/A	N/A	$0

(1)
Each employment agreement provides that if the executive officer ceases being an employee of the Company on account of the executive officer’s voluntary termination or the executive officer’s termination with cause, the executive officer will not be entitled to any compensation after the effective date of the voluntary termination or termination with cause (except base salary and vacation accrued but unpaid on the effective date of such event).

Death or Disability

	Cash Payment ($) (1)	Continued Medical and Dental Benefits ($)	Number of Shares to Vest Upon Termination (#)	Value of Shares to Vest Upon Termination ($)	Total Cost of Termination ($)
Hasu P. Shah	$16,667	$-	N/A	N/A	$16,667
Jay H. Shah	$50,000	$-	N/A	N/A	$50,000
Neil H. Shah	$47,917	$-	N/A	N/A	$47,917
Ashish R. Parikh	$31,250	$-	N/A	N/A	$31,250
Michael R. Gillespie	$20,833	$-	N/A	N/A	$20,833

(1)
Each employment agreement provides that in the event of the death or disability of the executive officer, the Company will continue to pay the executive officer or his heirs, devisees, executors, legatees or personal representatives, as appropriate, the executive officer’s base salary then in effect through the month following the month in which such event occurs plus vacation accrued but unpaid as of the termination date.

Termination without Cause

	Cash Payment ($) (1)	Continued Medical and Dental Benefits ($)	Number of Shares to Vest Upon Termination (#) (2)	Value of Shares to Vest Upon Termination ($) (3)	Total Cost of Termination ($)
Hasu P. Shah	$200,000	$-	624,856	$3,049,297	$3,249,297
Jay H. Shah	$600,000	$-	2,218,795	$10,827,720	$11,427,720
Neil H. Shah	$575,000	$-	1,858,638	$9,070,153	$9,645,153
Ashish R. Parikh	$375,000	$-	680,021	$3,318,502	$3,693,502
Michael R. Gillespie	$250,000	$-	205,324	$1,001,981	$1,251,981

(1)
Each employment agreement provides that upon a termination without cause (other than a termination without cause during the 12-month period following a change of control), the Company will make a lump sum payment to the executive officer within ten days after such termination equal to the sum of:  (1) the executive officer’s accrued but unused vacation to the date of termination, plus (2) the amount of the executive officer’s monthly base salary then in effect for the lesser of 12 months or the number of months (including a fractional month) remaining in the term of the employment agreement.

(2)
Represents the sum of the number of unvested restricted common shares (including the restricted share awards granted in April 2012 upon elimination of the 280G gross ups and reduction of the severance multiples as described under “Compensation, Discussion and Analysis—Contractual Arrangements”), the number of common shares issuable pursuant to the Annual LTIP based on achieving maximum performance goals established by the Compensation Committee, and the number of common shares issuable upon settlement of unearned performance-based awards made pursuant to the Multi-Year LTIP based on achieving maximum performance goals established by the Compensation Committee.

(3)
Calculated by multiplying the number of unvested restricted common shares (including the restricted share awards granted in April 2012 upon elimination of the 280G gross ups and reduction of the severance multiples as described under “Compensation, Discussion and Analysis—Contractual Arrangements”) and unearned performance share awards as of December 30, 2011 by $4.88, which was the closing market price of the Company’s common shares on that date.

Termination without Cause / Resignation for Good Reason (Following a Change in Control)

	Cash Payment ($) (1)	Continued Medical and Dental Benefits ($) (1)	Number of Shares to Vest Upon Termination (#)	Value of Shares to Vest Upon Termination ($) (1)(2)	Total Cost of Termination ($)(3)(4)
Hasu P. Shah	$1,237,769	$3,671	624,856	$3,049,297	$4,290,737
Jay H. Shah	$8,398,943	$2,427	2,218,795	$10,827,720	$19,229,090
Neil H. Shah	$8,212,068	$26,239	1,858,638	$9,070,153	$17,308,461
Ashish R. Parikh	$2,588,104	$26,239	680,021	$3,318,502	$5,932,846
Michael R. Gillespie	$605,055	$26,239	205,324	$1,001,981	$1,633,275

(1)
Each employment agreement provides that upon a termination without cause or a resignation for good reason within 12 months following a change of control, the Company will fully vest the executive officer in any outstanding share awards and stock options, including (i) the restricted share awards granted in April 2012 upon elimination of the 280G gross ups and reduction of the severance multiples and (2) the right to receive common shares under the Multi-Year LTIP at the maximum performance level, in each case that have not previously vested or become exercisable.  In addition, the Company will pay to the executive officer, in a lump sum, the following:

•	the executive officer’s base salary and expenses reimbursable, each through the date of the termination;

•
a change of control bonus equal to a multiple of the sum of:  (i) the executive officer’s then annual base salary, (ii) the maximum annual bonus that the executive officer could earn for the year that includes the date of termination (or if no maximum bonus amount has been set, the executive officer’s target bonus for that year) and (iii) the fair market value (determined as of the date of the change of control) of the share award(s) received by the executive officer for the year that includes the date of termination (or if no share awards were made in that year, the next preceding year in which the effected executive officer received a share award).  For purposes of calculating the change of control bonus, the following multiples apply:  Hasu P. Shah–2x; Jay H Shah–2.99x; Neil H. Shah–2.99x; Ashish R. Parikh–2x; and Michael R. Gillespie–1x; and

•	the premiums paid for the executive officer’s medical and dental insurance benefits for a period of 18 months after termination.

The change of control bonus was calculated for each named executive officer by taking the sum of (i) each executive’s 2011 annual base salary, (ii) the maximum annual bonus for 2011 (which equaled the cash bonus paid in March 2012 to the executives pursuant to the 2011 Annual CIP), and (iii) the fair value of the maximum number of common shares issuable under the 2011 Annual LTIP (which were issued in March 2012), and multiplying that sum by each named executive officer’s defined multiple.  The fair value of the maximum number of common shares issuable under the 2011 Annual LTIP was based on a per share value of $4.88, which was the closing market price of the Company’s common shares on December 30, 2011.

(2)	Calculated by multiplying the number of shares to vest upon termination by $4.88, which was the closing market price of the Company’s common shares as of December 30, 2011.

(3)
The benefits payable to the named executive officers on account of a change in control, including on account of a termination without cause or resignation with good reason, within 12 months after a change in control, could constitute excess parachute payments under Section 280G the Code.  A named executive officer who receives excess parachute payments would be liable for the 20% excise tax on a portion of the parachute payments, and the Company would not be permitted to claim a federal income tax deduction for a portion of the parachute payments.  The amended and restated employment agreements between the Company and each of the named executive officers provides that the Company will not indemnify the executive for any parachute payment excise tax liability.   However, the total cash amounts payable to a named executive officer may be reduced if and only to the extent that a reduction will allow the named executive officer to receive a greater net after tax amount than executive would receive absent such reduction.

(4)
Under the prior employment agreements, the total cost of termination would have been higher on account of the excise tax indemnification provisions with respect to “parachute payments” (as defined in Section 280G(b)(2)(A) of the Internal Revenue Code of 1986), which amounts were eliminated and replaced with a modified cap as described above under “Compensation, Discussion and Analysis—Contractual Arrangements.” In addition, the number of shares to vest upon termination and the value of shares to vest upon termination would have been lower as the restricted common share s granted in April 2012 would not have been granted to the executives.

PROPOSAL TWO
ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that the Company provide shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of the Company’s named executives officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

This vote is advisory, which means that the vote on executive compensation is not binding on the Company, the Board of Trustees or any of its committees. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of the Company’s named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

As described in greater detail under the heading “Compensation Discussion and Analysis,” the Company seeks to maintain an executive compensation program that is directly tied to maximizing long-term shareholder value.  To achieve this goal, the three primary tenants of the Company’s executive compensation philosophy are:

•	align compensation structure with business growth strategies;

•	pay for performance; and

•	pay competitively to attract, motivate and retain talented executives.

To ensure that the Company’s executive compensation program was structured accordingly, at the beginning of 2011, the Compensation Committee retained FPL as its independent compensation consultant to assist the committee in studying the Company’s executive compensation structure as well as those of the Company’s peer companies.  To analyze the competiveness of the Company’s executive compensation program, the Compensation Committee focused on a group of the six most similar publicly traded hotel REITs.  The Compensation Committee enlarged that group by adding three newly publicly traded hotel REITs later in the year.  Seeking to compensate the named executive officers at approximately the median (50th percentile) of the peer group companies, and to achieve the compensation goals describe above, the Compensation Committee implemented the following changes:

•
Developed a performance based cash bonus plan tied 80% to achievement of key financial metrics, tied to earnings and balance sheet strength, and 20% to each executive’s specific performance goals.  Target awards under the plan were geared toward the median of the peer group companies.

•	Developed one year and multi-year long term incentive plans that are both performance and service based with target awards tied to the median of the peer group companies.

•	Based the awards under the one year long term incentive plan 50% on RevPAR growth (both absolute and relative to our peer).

•
Based awards under the multi year long term incentive plan 100% on total shareholder return (TSR), 75% of which is based on the Company’s absolute TSR over a three year performance period and the remainder of which is focused on the Company’s TSR over  a three year performance period relative to the peer group.

•	Set base salary for all NEOs except for one below the median salary for the comparable position in the peer group companies.

At the outset of 2011, the Compensation Committee believed this was the right compensation structure to incentivize the NEOs to drive performance and shareholder return for the Company.  In hindsight, the Company achieved all the objectives and more.

2011 was a transformative year for the Company and lodging fundamentals in the markets in which the Company is focused continued to improve.  During 2011, management took steps to better position the Company and its portfolio to take advantage of the continuing economic recovery.  Management further repositioned the Company’s portfolio to focus more on high barrier to entry and major urban markets—New York, Boston and Washington D.C. in particular—which the Company believes will lead the broader economic recovery and the lodging industry recovery in particular.  We acquired a total of $260 million of hotel assets in 2011, making our first entrance into the Miami and Los Angeles markets, and we continued our portfolio transformation with the sale of the 18 non-core hotels for $155 million in a difficult deal environment.  In addition, we raised $115 million in preferred equity at an attractive coupon.  Management also oversaw more than $26 million in renovation programs in an effort to take advantage of what is expected to be stronger market conditions and operating fundamentals in 2012 and beyond.

These efforts to improve the Company’s overall capitalization and reposition the Company’s portfolio have already shown results.  During 2011, the Company:

•	grew occupancy by 82 basis points to 73.8%;

•	grew ADR by 6.7%;

•	grew RevPAR by 7.9% across the consolidated hotel portfolio, which outpaced the median RevPAR growth of the peer group by nearly 100 basis points;

•	grew AFFO by 39.4%, from approximately $49 million to $69 million;

•	improved the Company’s fixed charge coverage ratio from 1.90x to 2.10x; and

•	reduced the Company’s overall leverage ratio from a Debt to EBITDA ratio of 6.6x to 5.3x.

As a result of these achievements, the Company achieved the highest EBITDA and EBITDA margin in its history and the highest EBITDA margins in the sector.  As described in more detail under “Compensation Discussion and Analysis,” the Company achieved the performance metrics set by the Compensation Committee, and each NEO achieved his personal performance objectives.  As a result, more than 74% of the actual total compensation paid to the NEOs for 2011 was performance based, and more than 45% of the actual total compensation paid to the NEOs for 2011 was in the form of equity awards.

For these reasons and others, the Board of Trustees believes the Company’s executive compensation program is meeting the objectives of the program—the NEOs are driving the Company’s key performance metrics and providing outsized TRS to the Company’s shareholders.  Accordingly, the Board of Trustees unanimously recommends that you vote FOR the following resolution on executive compensation:

RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.

The Board of Trustees unanimously recommends a vote “FOR” the approval of the compensation of the company’s named executive officers as disclosed in this proxy statement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Party Transactions

The Acquisition Committee of the Board of Trustees, which was comprised of four independent trustees at December 31, 2011, considers questions of possible conflicts of interest with regard to related party transactions and attempts to ensure that proper safeguards are in place and are being followed when the Company enters into related party transactions.  This policy is set forth in the Acquisition Committee’s written charter, which is available on the Company’s website.  A majority of the members of the Acquisition Committee must approve the terms of each acquisition from or loan to a related party; however, this requirement is not expressly set forth in the Acquisition Committee’s written charter.

The Board of Trustees has a policy regarding the approval of any “related person transaction,” which is defined as any transaction or series of transactions in which the Company or any of its subsidiaries is to be a participant, the amount involved exceeds $120,000, and a “related person” (as defined in Item 404 of Regulation S-K promulgated by the SEC) has a direct or indirect material interest.  Related person transactions must be approved by a majority of the Company’s independent trustees; however, if the related person transaction involves an acquisition from or development loan to a related person, the transaction will be referred to the Acquisition Committee for its approval as described above.  The Board of Trustee’s policy requires any independent trustee with a direct or indirect interest in the transaction to excuse himself from any consideration of the related person transaction in which he has an interest.

Transactions with Trustees and Officers

Hotel Acquisitions from Related Persons

In connection with the Company’s initial public offering, the Company entered into an option agreement with the following members of the Company’s management team:  Hasu Shah, Jay Shah, Neil Shah, David Desfor and Kiran Patel.  Pursuant to this agreement, the Company had the option to purchase any hotel owned or developed by these individuals or their affiliates that was within fifteen miles of any of the Company’s hotels or any hotel subsequently acquired by the Company for two years after such acquisition or development.  In September 2003, the parties to this agreement amended the option agreement so that (a) the right of first refusal now applies to all hotels owned or developed by the parties, regardless of proximity to the Company’s hotels, and (b) the right of first refusal applies to each party until one year after such party ceases to be an officer or trustee.  The option agreement, as amended, terminates with respect to each of the affiliates covered by the agreement one year after each such affiliate ceases to be a trustee, officer, partner of employee of the Company. Since January 1, 2010, the Company did not acquire, or agree to acquire, hotels from entities controlled by related persons.  As of the date of this proxy statement, the Company does not have any plans to acquire any hotels from affiliates of the Company pursuant to the option agreement or otherwise.

Development Loans Made to Related Persons

Historically, the Company has made secured mezzanine and development loans to hotel developers, including entities in which related persons own an interest.  As of March 31, 2012, the Company had approximately $22.8 million of development loans outstanding to entities in which related persons own an interest.

The following table sets forth additional information regarding development loans made by the Company to entities controlled by related persons since January 1, 2011 and development loans made to entities controlled by related persons prior to January 1, 2011 that were outstanding during 2011:

		Largest Aggregate Amount of Principal Outstanding during the year ended December 31, 2011	Amount of Principal Outstanding as of March 31, 2012	Amount of Principal Funded Since January 1, 2011	Interest Rate	Amount of Interest Accrued during the year ended December 31, 2011

Lexington Avenue Hotel (Manhattan, NY)	44 Lexington Holding, LLC(1)	$14,443,374	$14,844,980	$1,906,128	11.0%	$1,504,522
Renaissance by Marriott (Woodbridge, NJ)	Hersha Woodbridge Associates, LLC(2)	$5,000,000	$5,000,000	$-	11.0%	$557,639
Hilton Garden Inn (Dover, DE)	44 Aasha Hospitality, LLC(3)	$1,000,000	$961,389	$-	10.0%	$101,389
Element (Ewing, NJ)	American Properties at Scotch Road, LLC(4)	$2,000,000	$2,000,000	$-	11.0%	$223,056

(1)
On May 30, 2008, the Company made a Development Loan to 44 Lexington Holding, LLC, an entity in which Hasu P. Shah, Jay H. Shah, and Neil H. Shah collectively owned a 37.0% interest.  The Company amended this loan to allow the borrower to elect, quarterly, to pay accrued interest in-kind by adding the accrued interest to the principal balance of the loan.  Amount of principal funded since January 1, 2011 represents accrued interest paid in-kind.

(2)
On April 1, 2008, the Company made a Development Loan to Hersha Woodbridge Associates, LLC, an entity in which Hasu P. Shah, Jay H. Shah, Neil H. Shah, Ashish R. Parikh, David L. Desfor, and Kiran P. Patel collectively owned a 75.0% interest.

(3)
On November 1, 2008, the Company made a Development Loan to 44 Aasha Hospitality, LLC, an entity in which Hasu P. Shah, Jay H. Shah, Neil H. Shah, Ashish R. Parikh, David L. Desfor, and Kiran P. Patel collectively owned a 31.5% interest.

(4)	On August 6, 2008, the Company made a Development Loan to American Properties at Scotch Road, LLC, an entity in which Jay H. Shah and Neil H. Shah collectively owned a 50.0% interest.

Management Agreements with HHMLP

The Company’s wholly owned taxable REIT subsidiary (“TRS”), 44 New England, engages eligible independent contractors, including Hersha Hospitality Management LP (“HHMLP”), as the property managers for hotels it leases from the Company pursuant to management agreements.  The Company’s management agreements with HHMLP generally provide for five-year terms and are subject to early termination upon the occurrence of defaults and certain other events described therein.  As required under the REIT qualification rules, HHMLP must qualify as an “eligible independent contractor” during the term of the management agreements.  Under the management agreements, HHMLP generally pays the operating expenses of the Company’s hotels from hotel revenue.  All operating expenses or other expenses incurred by HHMLP in performing its authorized duties are reimbursed or borne by the Company’s TRS to the extent the operating expenses or other expenses are incurred within the limits of the applicable approved hotel operating budget.  HHMLP is not obligated to advance any of its own funds for operating expenses of a hotel or to incur any liability in connection with operating a hotel.  Management agreements with other unaffiliated hotel management companies have similar terms.

As of December 31, 2011, HHMLP managed 62 of the properties leased to the Company’s TRS.  HHMLP also managed two consolidated joint venture hotel properties and two unconsolidated joint venture hotel properties in which the Company maintains an investment.  For its services, HHMLP receives a base management fee, and if a hotel exceeds certain thresholds, an incentive management fee.  The base management fee for a hotel is due monthly and is equal to 3% of gross revenues associated with each hotel managed for the related month.  The incentive management fee, if any, for a hotel is due annually in arrears on the ninetieth day following the end of each fiscal year and is based upon the financial performance of the hotel.  For the year ended December 31, 2011 the Company paid no incentive management fees to HHMLP.  For the year ended December 31, 2011, base management fees incurred totaled $9.2 million.  Hasu P. Shah, Jay H. Shah, Neil H. Shah, David L. Desfor and Kiran P. Patel, executive officers and/or trustees of the Company, collectively own a 34.2% interest in HHMLP.

Accounting and Information Technology Services Provided by HHMLP

HHMLP provides accounting and information technology services for the Company.  Monthly fees for accounting services are between $2,000 and $3,000 per wholly owned property.  Monthly information technology fees are between $1,000 and $2,000 per wholly owned property and for the corporate headquarters. For the year ended December 31, 2011, the Company incurred accounting fees of $1.8 million and information technology fees of $0.5 million.

Capital Expenditure Services Provided by HHMLP

HHMLP charges a 5% fee on all capitalized expenditures and pending renovation projects at the properties as compensation for procurement services related to capital expenditures and for project management of renovation projects.  For the year ended December 31, 2011, the Company incurred fees of approximately $1.2 million, which were paid to HHMLP.

Transactions Involving IRSA and REIG

In connection with a registered direct offering of 5,700,000 common shares to REIG in August 2009, the Company also entered into a series of agreements with REIG and IRSA, including, among others, an investor rights and option agreement, a trustee designation agreement and a registration rights agreement.  Each of the agreements the Company entered into with REIG is described below.

Investor Rights and Option Agreement; Preemptive Rights

Pursuant to the investor rights and option agreement, the Company granted REIG an option to purchase an additional 5,700,000 common shares from the Company at an exercise price of $3.00 per share, subject to certain adjustments.  REIG’s purchase option is exercisable, in whole or in part, at any time prior to August 4, 2014.  On February 13, 2012, the Company issued an aggregate of 2,521,561 common shares to REIG.  The Company issued these common shares to REIG pursuant to the investor rights and option agreement, dated August 4, 2009, by and among the Company, REIG and IRSA, in order to cancel, in full, REIG’s option to purchase up to 5,700,000 common shares at an exercise price of $3.00 per share. As noted below, the Company had previously registered the resale of the common shares issuable to REIG in cancellation of its purchase option.

The Company also granted REIG preemptive rights under the investor rights and option agreement.  Pursuant to the exercise of these preemptive rights, REIG and certain of its affiliates purchased additional common shares in underwritten public offerings completed in January, March and October 2010.  REIG and its affiliates purchased these common shares at the same public offering price paid by other investors.  REIG and its affiliates did not exercise preemptive rights under this agreement in 2011.

Trustee Designation Agreement

The Company also entered into a trustee designation agreement with REIG and IRSA, pursuant to which the Company has now appointed Daniel R. Elsztain, Chief Real Estate Officer of IRSA, to the Company’s Board of Trustees as a Class I Trustee.  The trustee designation agreement also permits IRSA to designate one of two non-voting observers to attend any meeting of the Company’s Board of Trustees if Mr. Elsztain is unable to attend.  For so long as REIG beneficially owns (as determined pursuant to Rule 13d-3 under the Exchange Act) at least 10% of the Company’s outstanding common shares, the Company will recommend to the Company’s shareholders the election of Mr. Elsztain or a qualified replacement to the Company’s Board of Trustees.  Mr. Elsztain is up for election at the annual meeting.

Registration Rights

Pursuant to a registration rights agreement that the Company entered into with REIG and IRSA in connection with the August 2009 registered direct offering, which was amended and restated in August 2010, the Company has registered common shares held by or issuable to REIG and certain of its affiliates, including the common shares issued to REIG in February 2012 upon cancellation of REIG’s purchase option.  The Company has incurred nominal expense in connection with the registration of these common shares. The Company has agreed to indemnify REIG and certain of its affiliates against various liabilities, including liabilities under the Securities Act.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Trustees is composed of five trustees, all of whom are independent under the standards of the NYSE and the SEC, and the Audit Committee operates under a written charter adopted by the Board of Trustees.  The Audit Committee reviews audit fees and recommends to the Board of Trustees the selection of the Company’s independent accountants.  Management is responsible for the Company’s internal controls and the financial reporting process.  The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the Public Company Accounting Oversight Board (the “PCAOB”) standards and for issuing a report thereon.  The Audit Committee’s responsibility is to monitor and oversee these processes and to report thereon to the Board of Trustees.  In this context, the Audit Committee has met and held discussions with management and KPMG LLP, the Company’s independent registered public accounting firm for the 2011 fiscal year.

Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and KPMG LLP.

The Audit Committee has discussed with KPMG LLP the matters required to be discussed by the requirements of the PCAOB.

The Audit Committee also has received the written disclosures and the letter from KPMG LLP required by the applicable requirements of the PCAOB relating to KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP that firm’s independence.

Based upon the Audit Committee’s review and discussions with management and KPMG LLP referred to above, the Audit Committee recommended that the Board of Trustees include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Thomas S. Capello (Chair)
John M. Sabin (Vice-Chair)
Thomas J. Hutchinson III
Donald J. Landry
April 20, 2012	Dianna F. Morgan

INFORMATION ABOUT THE COMPANY’S INDEPENDENT AUDITORS

The Board of Trustees, upon the recommendation of the Audit Committee, engaged KPMG LLP to serve as the Company’s independent auditors for the 2011 fiscal year.  The Company anticipates that two representatives from KPMG LLP will attend the annual meeting and these persons will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The Audit Committee reviews with management and the independent accountants the results of the independent accountants’ review of the unaudited financial statements that are included in the Company’s quarterly reports on Form 10-Q.  The Audit Committee also reviews the fees charged by the Company’s independent accountants.  During the fiscal years ended December 31, 2011 and 2010, KPMG LLP billed the Company the fees set forth below in connection with services rendered by that respective firm to the Company.

KPMG LLP was Hersha’s independent registered public accounting firm for the 2011 and 2010 fiscal years and billed, or expects to bill, the following fees for fiscal 2011 and fiscal 2010:

●
Audit Fees.  For professional services rendered by KPMG LLP for the audit of the Company’s annual financial statements, reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, and other services provided in connection with statutory and regulatory filings, and an audit of internal control over financial reporting, KPMG LLP billed the Company $665,000 with respect to 2011 and $700,000 with respect to 2010. For professional services rendered by KPMG LLP provided in connection with comfort letters and SEC registration statements, KPMG LLP billed the Company $85,000 with respect to 2011 and $212,000 with respect to 2010.

●
Tax Fees.  For professional services rendered by KPMG LLP for tax compliance, tax advice and tax planning matters, KPMG LLP billed the Company fees in the aggregate amount of $195,900 with respect to 2011 and $136,500  with respect to 2010.  These tax services related to the preparation of the Company’s state and federal tax returns, and tax advice on structuring loans and joint venture and review of dividend calculations.

●	Audit Related and All Other Fees. KPMG LLP did not render or charge the Company for any other services not included in audit fees or tax fees as disclosed above with respect to 2010 or 2009.

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor.  In recognition of this responsibility, the Audit Committee has established a policy that it must pre-approve all audit and permissible non-audit services provided by the independent auditor prior to engagement of the auditor for each such service, and all such services were pre-approved by the Audit Committee.  Except as disclosed above, there were no non-audit services provided by KPMG LLP in 2011.

PROPOSAL THREE
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

KPMG LLP currently serves as the Company’s independent registered public accounting firm, and that firm conducted the audit of the Company’s consolidated financial statements as of and for the year ended December 31, 2011.  The Audit Committee has appointed KPMG LLP to serve as its independent registered public accounting firm to conduct an audit of the Company’s consolidated financial statements as of and for the year ending December 31, 2012 and the Company’s system of internal controls over financial reporting.

Selection of the Company’s independent registered public accounting firm is not required to be submitted to a vote of shareholders for ratification. In addition, the Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent auditors. However, the Board of Trustees is submitting this matter to shareholders as a matter of good corporate practice. If shareholders fail to vote on an advisory basis in favor of the selection, the Audit Committee will reconsider whether to retain KPMG LLP, and may retain that firm or another without re-submitting the matter to the Company’s shareholders. Even if shareholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company.

Unless you direct otherwise, proxies will be voted for the proposal.

The Board of Trustees unanimously recommends a vote “FOR” this proposal.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR THE 2013 ANNUAL MEETING

Under the regulations of the SEC, any shareholder desiring to make a proposal to be acted upon at the 2013 annual meeting of shareholders must present such proposal to the Company at its principal office in Harrisburg, Pennsylvania not later than December 21, 2012, in order for the proposal to be considered for inclusion in the Company’s proxy statement.  The Company will not consider proposals received after December 20, 2012 for inclusion in the Company’s proxy materials for the Company’s 2013 annual meeting of shareholders.

The Company’s Bylaws provide that, in addition to any other applicable requirements, for business to be properly brought before the annual meeting by a shareholder, but not included in the Company’s proxy statement, the shareholder must give timely notice in writing not earlier than 150 days nor later than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event the annual meeting is advanced by more than 30 days or delayed by more than 60 days, notice must be received not earlier than the 150th day prior to the date of the annual meeting and not later than the close of business on the later of the 120th day prior to the date of the annual meeting and the 10th day following the day on which the Company first publicly announces the date of the annual meeting.  As to each matter, the notice must contain the information specified in the Bylaws regarding the shareholder giving the notice and the business proposed to be brought before the annual meeting.

The Company’s Bylaws provide that a shareholder of record, both at the time of the giving of the required notice set forth in this sentence and at the time of the 2011 annual meeting, entitled to vote at the annual meeting may nominate persons for election to the Board of Trustees by mailing written notice to the Corporate Secretary of the Company not more than 150 days nor less than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event the annual meeting is advanced by more than 30 days or delayed by more than 60 days, notice must be received not earlier than the 150th day prior to the date of the annual meeting and not later than the close of business on the later of the 120th day prior to the date of the annual meeting and the 10th day following the day on which the Company first publicly announces the date of the annual meeting.  The notice must contain the information specified in the Bylaws regarding the shareholder giving the notice and each person whom the shareholder wishes to nominate for election as a trustee.  The notice must be accompanied by the written consent of each proposed nominee to serve as one of the Company’s trustees, if elected.

OTHER MATTERS

The Board of Trustees knows of no other business to be brought before the annual meeting.  If any other matters properly come before the annual meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.

ANNUAL REPORT ON FORM 10-K

The Company will furnish to each beneficial owner of common shares entitled to vote at the annual meeting, upon written request to Ashish Parikh, the Company’s Chief Financial Officer, at 44 Hersha Drive, Harrisburg, Pennsylvania 17102, Telephone (717) 236-4400, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, including the financial statements and financial statement schedules filed by the Company with the SEC.

By Order of the Board of Trustees,

/s/ David L. Desfor

David L. Desfor
April 20, 2012	Corporate Secretary

HERSHA HOSPITALITY TRUST 44 HERSHA DRIVE HARRISBURG, PA 17102
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Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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The Board of Trustees unanimously recommends you vote FOR the following:

	For	Against	Abstain
1. Election of Trustees			
1a. Jay H. Shah	☐	☐	☐
1b. Daniel R. Elsztain	☐	☐	☐
1c. Donald L. Landry	☐	☐	☐
1d. Michael A. Leven	☐	☐	☐
1e. Thomas J.Hutchison III	☐	☐	☐

The Board of Trustees unanimously recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. The approval, on an advisory basis, of the compensation of the named executive officers	☐	☐	☐
3. The ratification of KPMG LLP as the independent auditors	☐	☐	☐

NOTE: In their discretion, the Proxies are authorized to vote upon such other business and matters incident to the conduct of the meeting as may properly come before the meeting or any postponements or adjournments thereof and for the election of a person to serve as a trustee if any of the nominees above declines or is unable to serve.

Please sign name exactly as it appears on the share certificate. Only one of several joint owners or co-owners need sign. Fiduciaries should give full title.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000142308_1 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting of Shareholders, Proxy Statement, and 2011 Annual Report to Shareholders is/are available at www.proxyvote.com .

HERSHA HOSPITALITY TRUST
This proxy is solicited on behalf of the Board of Trustees
for the Annual Meeting of Shareholders
May 24, 2012, 12:00 p.m., Eastern Time

The undersigned shareholder, revoking all prior proxies, hereby appoints David L. Desfor and Ashish R. Parikh, or either of them, as proxies (the "Proxies"), each with full power of substitution, to attend the annual meeting of shareholders of Hersha Hospitality Trust (the "Company") to be held on May 24, 2012, at the Sheraton Wilmington South, 365 Airport Road, New Castle, DE 19720, at 12:00 p.m., Eastern Time, and at any adjournments and postponements thereof, to cast on behalf of the undersigned all votes that the undersigned is otherwise entitled to cast at such meeting and otherwise represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at such meeting. Receipt of the Notice of Annual Meeting of Shareholders, the Proxy Statement and the 2011Annual Report to Shareholders is hereby acknowledged.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If this proxy is executed but no direction is made, this proxy will be voted (i) "for" the election of each nominee for trustee, (ii) "for" the approval, on an advisory basis, of the compensation of the named executive officers, and (iii) "for" the ratification of KPMG LLP as the independent auditors. The votes entitled to be cast by the undersigned will be cast in the discretion of the Proxies, or either of them, on any other matter that may properly come before the meeting or any adjournment or postponement thereof and for the election of a person to serve as a trustee if any of the nominees named in the Proxy Statement declines or is unable to serve.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE